                                                                  EXHIBIT 10(24)

                           DATED as of 30 June 1995


                      (1) THE PERSONS NAMED IN SCHEDULE 1

                          (2) MGM GRAND DIAMOND INC.

                       (3)  MGM GRAND AUSTRALIA PTY LTD

                              (4) MGM GRAND, INC


                      ___________________________________

                                  OPTION DEED
                          MGM GRAND AUSTRALIA PTY LTD

                      ___________________________________




________________

HAMMOND SUDDARDS
________________

   SOLICITORS
________________

                               TABLE OF CONTENTS

Clause No.     Heading                                                Page No.
----------     -------                                                --------

1.        DEFINITIONS AND INTERPRETATION                                    1

          1.1       Definitions                                             1
          1.2       Interpretation                                          6

2.        BUSINESS REFERRALS                                                7

          2.1       REFERRALS                                               7
          2.2       Nature of Recommendation                                7
          2.3       Restrictions and Exceptions                             8

3.        CALL OPTIONS                                                      8

          3.1       Grant of Call Option                                    8
          3.2       Appointment of Nominee                                  8
          3.3       Option Exercisable in Full Only                         9
          3.4       Exercise Notice                                         9
          3.5       Withdrawal of Notice                                    9
          3.6       Contract for Sale and Purchase                          9
          3.7       No Encumbrance                                          11
          3.8       Consideration                                           11
          3.9       Venue and Completion Date                               11
          3.10      Acquisition Financing                                   11
          3.11      Completion                                              13
          3.12      Stamping and Registration of Transfers                  14

4.        EXCLUSIVE OPTION                                                  14

5.        REPRESENTATIONS AND WARRANTIES                                    16

          5.1       Warranties by All Parties                               16
          5.2       Warranties by MGM Grand Diamond                         16
          5.3       Warranties by Option Holders                            17
          5.4       No Merger                                               17

6.        UNDERTAKINGS                                                      17

          6.1       Duration                                                17
          6.2       Funding of MGM Grand Australia                          18
          6.3       Gaming Activities in Northern Territory                 19
          6.4       Nominee Directors                                       20
          6.5       Consultancy Services of Mr Osborne                      23
          6.6       Related Party Transactions                              23
          6.7       Final Shareholders Agreement                            24
          6.8       Exercise of Voting and Other Rights                     24

7.        PROPOSED LISTING OF MGM GRAND AUSTRALIA                           25

          7.1       Listing                                                 25
          7.2       Commitment of Shareholders                              25
          7.3       No Obligation to List                                   26

8.        PUT OPTION                                                        26

          8.1       Condition Precedent                                     26
          8.2       Grant of Put Option                                     26
          8.3       Option Exercisable only Jointly                         26
          8.4       Exercise Notice                                         27
          8.5       No Withdrawal of Notice                                 27
          8.6       Contract for Sale and Purchase                          27
          8.7       No Encumbrances                                         28
          8.8       Consideration                                           28
          8.9       Venue and Completion Date                               29
          8.10      Completion                                              29
          8.11      Warranties by Option Holder                             30
          8.12      Partial Completion                                      30

9.        DISPUTE RESOLUTION                                                31

          9.1       Resolution By Auditor                                   31
          9.2       General Dispute Resolution                              31

10.       INFORMATION                                                       32

          10.1      Reporting to Option Holders                             32
          10.2      Access By Option Holders                                33
          10.3      Disclosure by Nominee Director                          33
          10.4      Information Period                                      33

11.       SHARE CERTIFICATE ENDORSEMENT                                     33

12.       DEFAULT                                                           34

          12.1      Events of Default                                       34
          12.2      General Indemnity                                       34

13.       TERM                                                              34

14.       COSTS AND EXPENSES                                                34

15.       CONFIDENTIALITY AND ANNOUNCEMENTS                                 35

          15.1      Confidentiality                                         35
          15.2      Announcements                                           36

16.       MISCELLANEOUS PROVISIONS                                          36

          16.1      No Partnership                                          36
          16.2      Assignment                                              36
          16.3      Deed of Adherence                                       36
          16.4      Waiver                                                  37
          16.5      Entire Agreement                                        37
          16.6      Notices                                                 37
          16.7      Counterparts                                            38
          16.8      Variations                                              38
          16.9      Jurisdiction                                            38
          16.10     Law                                                     39
          16.11     Consent of Option Holders                               40
          16.12     Guarantee by MGM Grand, Inc.                            40
          16.13     Effective Date                                          40

          SCHEDULE 1     (Option Holders)                                   44

          SCHEDULE 2     (Call Option Consideration)                        45

          SCHEDULE 3     (Put Option Consideration)                         47

          SCHEDULE 4     (Shareholder Covenants)                            50

DEED made as of 30 June 1995.

BETWEEN:

(1)  THE PERSONS whose names and addresses are set out in Schedule 1 ("Option
     -----------
     Holders").

(2)  MGM GRAND DIAMOND. INC. a corporation organised and existing under the laws
     -----------------------
     of the State of Nevada with its principal place of business at 3799 Las Vegas Boulevard South, Las Vegas, Nevada 89109, United States of America ("MGM Grand Diamond"), and a wholly owned subsidiary of MGM Grand. Inc.

(3)  MGM GRAND AUSTRALIA PTY LTD (A.C.N. 069 214 473) which is a company
     ------------------------------------------------
     incorporated in the Northern Territory, Australia and has its registered office at 3rd Floor, Diamond Beach Casino, Gilruth Avenue, Darwin City, Northern Territory 0800, Australia ("MGM Grand Australia").

(4)  MGM GRAND, INC. a corporation organised and existing under the laws of the
     ---------------
     State of Delaware with its principal place of business at 3799 Las Vegas Boulevard South, Las Vegas, Nevada 89109, United States OF America ("MGMG").

BACKGROUND
----------

A. MGM Grand Australia has an authorised share capital of Five hundred million dollars ($500,000,000) divided into Five hundred million (500,000,000) Ordinary Shares of One dollar ($1.00) per share of which Two (2) shares have been issued at par and as fully paid. MGMG is the registered owner of One (1) of the issued shares and MGM Grand Diamond is the registered owner of the other issued share and the beneficial owner of both of the issued shares in MGM Grand Australia.

B. MGM Grand Diamond has agreed with the Option Holders that options over certain of the issued capital of MGM Grand Australia shall be granted to the Option Holders on the terms and conditions hereinafter appearing.

C. It is proposed and acknowledged by the other parties that after the date hereof a wholly owned Australian subsidiary may be interposed between MGM Grand Diamond and MGM Grand Australia, subject to compliance with the terms of this instrument.

D. MGMG has guaranteed the performance by MGM Grand Diamond of its obligations hereunder.

IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION
     ------------------------------

     1.1  DEFINITIONS
          -----------

          In this Deed and the Schedules unless the context otherwise requires the following expressions shall have the following respective meanings:

          "ACQUISITION FINANCE" means any and all Debt Financing Facilities or arrangements to which MGM Grand Australia is a party but only to the extent the proceeds of which are used to satisfy the "Purchase Price" as defined in the Casino Sale Agreement or any other obligation of MGMG or MGM Grand Australia pursuant to the Casino Sale Agreement, the repayment of any indebtedness owned to Ultrabridge Darwin Limited or Havewin Trading Limited pursuant to the Casino Sale Agreement, any and all costs and expenses incurred or payable by any member of the MGM Grand Australia Group in relation to or arising from the Casino Sale Agreement or any ancillary or related document (including without limitation this Deed). It is anticipated that such facilities are to be made available pursuant to the term sheet annexed hereto and marked with the letter "A" ("Term Sheet"). For the avoidance of doubt, it is acknowledged that the Term Sheet provides for facilities in excess of the Acquisition Finance and that such excess facilities shall not be included in the definition of "Acquisition Finance."

          "ASSOCIATE" has the same meaning as that ascribed to it in Section 26AAB(14) of the Income Tax Assessment Act 1936 except that references to "taxpayer" shall deemed to be references to the party to this Deed in relation to which the associate relationship is sought to be determined:

          "AGREED PROPORTION" means:-

          (a) in relation to the Call Option Shares, the pro rata entitlement (expressed as a fraction) of each of the Option Holders set out opposite their names in Schedule 1 and as adjusted in accordance with Clause 3.2(a) or in the case of a person nominated by an Option Holder pursuant to Clause 3.2(b), opposite the name of the Option Holder who nominates such person; and

          (b) in relation to the Put Option Shares; the pro rata number of MGMGA Shares held by each of the Option Holders, expressed as a percentage of all MGMGA Shares held by the Option Holders at the time any such calculation is made.

          "BUSINESS DAY" means:

          (a) for the purposes of Clause 16.6(c) a day on which banks are open for business in the place of receipt of the notice or communication given under that clause; and

          (b) otherwise, a day on which banks are opened for business in Las Vegas, Nevada;

          "CALL OPTION" the rights granted by MGM Grand Diamond to the Option Holders pursuant to Clause 3 for the Option Holders to require MGM Grand Diamond to sell the Call Option Shares to the Option Holders (or to the respective Option Holder's Nominee as such term is defined in Clause 3.2(b)) in the Agreed Proportions;

          "CALL OPTION CONSIDERATION" means the total amount payable for all of the Call Option Shares and determined in accordance with the formula contained in Schedule 2;

          "CALL OPTION EXERCISE DATE" the date on which the Call Option is exercised in accordance with Clause 3;

          "CALL OPTION PERIOD" means the period commencing on the second anniversary of the Casino Sale Completion and ending on the forth anniversary of the Casino Sale Completion, inclusive of those dates;

          "CALL OPTION SHARES" means that number of MGMGA Shares which on the Call Option Exercise Date and on Call Option Completion represent Twenty two and one half percent (22.5%) of the Fully Diluted Capital of MGM Grand Australia rounded up or down to the nearest whole number;

          "CASINO" means the Diamond Beach Hotel Casino, Darwin, Australia and associated hotel complex, which is currently situate predominately on the land more particularly described as Lot 5244 in the Town of Darwin, being the land comprised in Grant in Fee Simple Volume 112 Folio 148;

          "CASINO LICENCE" means the casino licence as amended from time to time granted to Diamond Darwin Pty Ltd (A.C.N. 009 641 089) pursuant to the terms of the Casino Licensing and Control Act 1984 of the Northern Territory of Australia;

          "CASINO SALE AGREEMENT" means the agreement of even date between MGMG, MGM Grand Australia, the shareholders of Ultrabridge Darwin, the shareholders of Havewin and the Trustees of the Osborne Family Trust, relating, amongst other things, to the sale and purchase of all of the issued capital of Ultrabridge Darwin and Havewin and the Fifteen per cent (15%) direct interest in Diamond Darwin Pty Ltd;

          "CASINO SHARE SALE CONSIDERATION" means the "Purchase Price" as defined in the Casino Sale Agreement;

          "CASINO SALE COMPLETION" means "Completion" as defined in the Casino Sale Agreement;

          "COMPLETION" means the completion of each relevant sale and purchase of MGMGA Shares pursuant to Clauses 3.11 and 3.12 in the case of the Call Option and Clauses 8.9, 8.10 and 8.12 in the case of the Put Options;

          "DEBT FINANCING FACILITIES" means any financial accommodation or facility other than an instalment sale contract, hire purchase or chattel leasing accommodation or facility;

          "ENCUMBRANCE" means any mortgage, pledge, lien, charge, assignment, hypothecation, or other agreement or arrangement which has the same or a similar effect to the granting of security;

          "EQUITY SECURITIES" means any shares or stock of a company whether ordinary, deferred, preference or otherwise and whether voting or non-voting and any rights convertible into or exercisable for any such shares or stock including without limitation options, warrants and subscription rights;

          "FULLY DILUTED CAPITAL" means the issued share capital of MGM Grand Australia after adjusting for the effect of the exercise of any option over or rights convertible into Equity Securities of MGM Grand Australia whether or not such option or rights of conversion are exercisable at the time the determination is made;

          "HAVEWIN" means Havewin Trading Limited a company incorporated in Hong Kong and having its principal place of business at c/o 50 Cuscaden Road, #08-01 HPL House, Singapore 1024;

          "INSOLVENCY EVENT" in relation to a party means:-

               (a) an order is made by a court of competent jurisdiction, or a resolution is passed, for the winding-up, dissolution or administration of that party (otherwise than in the course of a reorganisation or restructure previously approved in writing by the other parties);

               (b) any step is taken (and not withdrawn within ninety (90) days) to appoint a manager, receiver, administrative receiver, administrator, trustee or other similar officer in respect of that party and any assets of that party which include the MGMGA Shares;

               (c) that party convenes a general meeting of its creditors or makes or proposes any arrangement or composition with, or any assignment for the benefit of its creditors; or

               (d) any party becomes unable to pay its debts as and when they fall due;

          "LIBOR" means the rate at which National Westminister Bank Plc offers deposits in Australian dollars for an amount comparable to the amount in relation to which the determination is required for a term of Ninety (90) days to prime banks in the London Interbank Market at or about 11:00 a.m. on the date the calculation is required to be made;

          "LISTING" means the admission of MGM Grand Australia to the main board of a recognised and reputable stock exchange, being the principal stock exchange in the relevant jurisdiction, and the quotation of MGMGA Shares on such stock exchange;

          "MGM GROUP" means MGMG and any Subsidiary of MGMG;

               "MGM GRAND AUSTRALIA GROUP" means MGM Grand Australia and any Subsidiary and the Territory Property Trust;

               "MGMGA SHARES" means the ordinary MGMGA Shares of One Australian dollar ($1.00) each in the capital of MGM Grand Australia;

               "NOMINATED OPTION HOLDER" means Ultrabridge Securities Limited or such other person as the Option Holders may nominate and communicate to MGM Grand Diamond from time to time;

               "OPTION HOLDERS" means the persons named in Schedule 1 and where applicable such other person or persons as any Option Holder may nominate and be approved by MGM Grand Diamond pursuant to Clause 3.2(b);

               "OPTION HOLDERS' SOLICITORS" means Hammond Suddards of Moor House, 119 London Wall, London, EC2Y SET or such other solicitors as may be nominated by the Option Holders and communicated to MGM Grand Diamond;

               "PUT OPTION" means the right granted by MGM Grand Diamond to each of the Option Holders pursuant to Clause 8.2 for the Option Holders to require MGM Grand Diamond or its nominee to purchase the put Option Shares from the Option Holders;

               "PUT OPTION EXERCISE DATE" means the date on which the Put Option shall be exercised by the Option Holders;

               "PUT OPTION PERIOD" means the period commencing on the day following the first anniversary of the day of Call Option Completion and ending on the third anniversary of the day of Call Option Completion, inclusive of those days;

               "PUT OPTION SHARES" means all of the Equity Securities of MGM Grand Australia held by the relevant Option Holders on the Put Option Exercise Date;

               "PUT OPTION CONSIDERATION" means the amount payable for the Put Option Shares held by the relevant Option Holder and determined in accordance with the provisions of Schedule 3;

               "REBATE" means the amount payable by MGM Grand Diamond to the Option Holders if the calculation of the call Option Consideration results in a negative amount;

               "RELATED BODY CORPORATE" of a body corporate means another body corporate which is related to the first within the meaning of
               Section 50 of the Corporations Law;

               "SECURITIES" has the same meaning as that ascribed to it in
               Section 92 of the Corporations Law;

               "SHAREHOLDER" means a shareholder of MGM Grand Australia including MGMG, MGM Grand Diamond or, if applicable, their respective relevant Subsidiaries which are shareholders of MGM Grand Australia, and an Option Holder as and from Call Option Completion;

               "SUBSIDIARY" means:

               (a)  in the case of a body corporate, a subsidiary as defined in
                    Section 46 of the Corporations Law;

               (b) in the case of trust estate of which any member of the MGM Grand Australia Group or any of its directors are trustees (whether solely or jointly) and acting in that capacity as nominee of any member of the MGM Grand Australia Group or in relation to which any member of the MGM Group is entitled to participate in more than 50% of the income or capital of such trust estate in any relevant accounting period;

               (c) in the case of an unlimited partnership, a partnership in which any member of the MGM Group has an interest or has the right to acquire an interest in at least 50% of the distributable profits or 50% of the net assets available on a dissolution; and

               (d) in the case of a limited partnership, a limited in which a member of the MGM Group is a general partner, or has the right to acquire at least 50% of the distributable profits or 50% of the net assets available on a dissolution;

               "TERRITORY PROPERTY TRUST" means the unit trust established by deed on 28 September 1984 and entered into between Fernbank Pty Ltd as trustee and Investnorth Management Pty Ltd as manager; and

               "ULTRABRIDGE DARWIN" means Ultrabridge Darwin Limited a company incorporated in the Cayman Islands, British West Indies and having a registered office there at P.O. Box 309, Grand Cayman, Cayman Islands, British West Indies.

          1.2  INTERPRETATION
               --------------

               In this Deed, except where the context otherwise requires:-

               (a) headings shall be for ease of reference only and shall not affect construction;

               (b) references to any gender or the neuter shall include references to any other gender and the neuter and reference to the singular include references to the plural;

               (c) references to "parties" or a "party" refers to parties or a party to this Deed including a person that has agreed to-be bound by the terms of the

                    Deed by executing such documents as may be required by the other parties pursuant to Clause 16.3;

               (d) references to any statutory provision shall include a reference to that provision as amended, extented or re-enacted and to any statutory replacement thereof either before or after the date hereof and to any former statutory provision replaced (with or without modification) by the provision referred to. References to statutory provisions are references to statutory provisions of the Commonwealth of Australia unless otherwise stated;

               (e) references to a person include a reference to a firm, body corporate, unincorporated association or to a person's executors or administrators;

               (f) references to writing shall include any mode of reproducting words in a non-transitory form;

               (g) references to Clauses, Sub-clauses and Schedules shall, unless otherwise specified be to Clauses, Sub-clauses and Schedules of this Deed; and

               (h) reference to "$" or "Dollar" are references to the lawful currency of the Commonwealth of Australia.

     2.   BUSINESS REFERRALS
          ------------------

          2.1  REFERRALS
               ---------

               Subject to Clause 2.3, MGMG (for its own part and on behalf of the MGM Group) and the Option Holders (for their own part and on behalf of every casino owned, controlled or operated by them or any of them, from time to time including, without limitation, Aspinalls Club, London, Aspinall's Casino S.A., Christchurch Casino, New Zealand and any casino that has been licensed to use the name "Aspinalls" by any entities owned or controlled by them or any of them); (collectively with the Option Holders, the "Option Holder Group") each agree, with each other, that where appropriate, they shall recommend to suitable clients (being of high net worth):-

               (a) the casino and gaming activities of any of the MGM Group or Option Holder Group; and

               (b) the casino and gaming activities of any person in which the other parties have a material interest and such interest is known to the party proposing to make the recommendation.

          2.2  NATURE OF RECOMMENDATION
               ------------------------

               Recommendations pursuant to Clause 2.1 may be made verbally or in such other manner as a party, in its absolute discretion, thinks fit.

     2.3  RESTRICTIONS AND EXCEPTIONS
          ---------------------------

          Nothing in Clause 2.1 shall require a party to make any such recommendation if to do so would:-

          (a) breach any law, regulation, licensing condition or other statutory or regulatory provision or internal code of practice, and without limiting the generality of the foregoing including any anti-trust, gaming, privacy or data protection provisions;

          (b) in the sole and absolute discretion of such party, be contrary to the commercial interests or contractual obligations of that party which may exist from time to time; or

          (c) other than as expressly provided in this Deed, imply a restriction on the parties to compete with each other or place themselves in potential conflict with each other.

3.   CALL OPTIONS
     ------------

     3.1  GRANT OF CALL OPTION
          --------------------

          In consideration of the mutual covenants herein provided and in consideration of the Option Holders paying to MGM Grand Diamond, in aggregate, in the Agreed Proportions the sum of Three hundred dollars ($300.00) now delivered by bankers draft by the Option Holders to MGM (receipt of which is hereby acknowledged), MGM Grand Diamond hereby grants to the Option Holders in the Agreed Proportions, the Call Option on the terms and conditions contained in this Deed.

     3.2  APPOINTMENT OF NOMINEE
          ----------------------

          At any time before the exercise of the Call Option any of the Option Holders may either:-

          (a) transfer to any other Option Holder, with the consent of MGM Grand Diamond, such consent not to be unreasonably withheld, either in whole or in part, their Agreed Proportion of the Call Option in which case the Agreed Proportions shall be adjusted to reflect such transfer; or

          (b) with the consent of MGM Grand Diamond to be granted or withheld in its sole discretion, nominate a person in their place to have the right to exercise that Option Holder's Agreed Proportion of the Call Option provided that such person ("Option Holder's Nominee") has executed an instrument in a form approved by MGM Grand Diamond and the other parties to become bound by the relevant provisions of this Deed pursuant to Clause 16.3(a).

     3.3  OPTION EXERCISABLE IN FULL ONLY
          -------------------------------

          The Call Option shall only be capable of being exercised during the Call Option Period, and to the extent that it is not so exercised it shall lapse and be incapable of further or subsequent exercise. The Call Option shall be capable of being exercised only in respect of all of the Call Option Shares.

     3.4  EXERCISE NOTICE
          ---------------

          The Call Option shall be exercised by notice in writing by all of the Option Holders to MGM Grand Diamond. Where MGM Grand Diamond receives separate notices from one or more of the Option Holders respectively exercising that Option Holder's right in full for its Agreed Proportion, then each such notice shall be read together as one and the same notice but no one notice shall be effective or deemed properly given to MGM Grand Diamond unless and until the last such notice is received by MGM Grand Diamond. The date of receipt of that last notice shall be the Call Option Exercise Date.

     3.5  WITHDRAWAL OF NOTICE
          --------------------

          (a) Subject to (b) below, an Option Holder shall not be entitled to withdraw a notice served pursuant to Clause 3.4, once it has been duly served.

          (b) The Option Holders shall be entitled to withdraw a notice served pursuant to Clause 3.4 at any time prior to the Call Option Completion should there be a breach of Clause 4 or should any matter, event or circumstance warranted by MGM Grand Diamond to an Option Holder pursuant to Clause 5 be in an Option Holder's reasonable opinion untrue or inaccurate, in any material respect. Any such withdrawal of notice shall be in respect of all of the Call Option Shares, and shall terminate the contract referred to in Clause 3.6. Without prejudice to the rights of an Option Holder which may arise in respect of a breach of Clause 4 or 5, the Option Holders may at any time thereafter, during the Call Option Period, re-exercise their rights to acquire the Call Option Shares in accordance with this Clause 3.

     3.6  CONTRACT FOR SALE AND PURCHASE
          ------------------------------

          (a) Subject to Clause 3.6(b), upon receipt by MGM Grand Diamond of a notice from the Option Holders, given in accordance with this Clause 3, a contract for the sale and purchase of the Call Option Shares between MGM Grand Diamond as vendor and the Option Holders as purchasers shall be created as at the Call Option Exercise Date;

          (b) It shall be a condition to Completion of the sale and purchase of the Call Option Shares that:

               (i) the Treasurer of the Commonwealth of Australia consents under the Foreign Acquisitions and Takeovers Act 1975, to the proposed acquisition by Option Holders of the Call Option Shares, and the Treasurer is to be deemed to have so consented:

                    (A) if the Option Holders receive written advice from the Treasurer or on his behalf, without any term or condition which the Option Holders considers unacceptable, to the effect that the acquisition of the Call Option Shares is not objected to under the Foreign Acquisitions and Takeovers Act 1976; or

                    (B) if 10 days have elapsed from the day the Treasurer ceased to be empowered to make any order under Part II of the Foreign Acquisitions and Takeovers Act in relation to the proposed acquisition because of lapse of time, notice of the proposed acquisition of the Call Option Shares having been given to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975;

               (ii) the Option Holders and MGM Grand Diamond receiving not later than 6 months after the Call Option Exercise Date, on an unconditional basis, all relevant consents and approvals required, if any, from any governmental authority including the Government or relevant Minister of the Northern Territory of Australia (including with respect to probity of the Option Holders, to the extent required) in relation to any change of interest in MGM Grand Australia; and

               (iii) Casino Sale Completion shall have occurred.

          (c) MGMG, MGM Grand Diamond and the Option Holders shall use their best endeavours (other than by incurring substantial liabilities, substantial obligations (including any divestment and restrictions on business operations) or monetary obligations and other than by consenting to any substantial alteration to the terms of this Deed) to satisfy any request for information or condition or conditions specified by or on behalf of the Treasurer of the Commonwealth of Australia under the Foreign Acquisitions and Takeovers Act 1975 as referred to in Clause 3.6(b). Each of the parties shall use their best endeavours to obtain the fulfilment of the conditions in Clause 3.6(b) (i) and
               (ii) in an expeditious manner, and shall give the others prompt notice in writing upon it becoming aware whether or not any of the conditions precedent referred to in Clause 3.6(b) (i) and
               (ii) has been satisfied.

          (d)  The conditions to Completion set forth in Clause 3.6(b)(i) and
               (ii) above shall be deemed not to have been satisfied if any of the advice, consents or approvals referred to in Clause 3.6(b)(i) and (ii) would have the effect of imposing substantial liabilities, obligations or restrictions on the business operations of the MGM Group. In the event of a dispute between the parties as to whether or not a liability, obligation or restriction is substantial such dispute shall be referred to the Auditor pursuant to Clause 9.1.

          3.7  NO ENCUMBRANCE
               --------------

               The Call Option Shares shall be sold by MGM Grand Diamond as beneficial owner free from all Encumbrances and adverse claims (other than those granted in favour of MGM Grand Diamond pursuant to this Deed including the legend contained in Clause 11), together with all rights attaching thereto, as at the date of the Call Option Completion, including all dividends declared or payable distributions made or proposed on or after the Call Option Exercise Date.

          3.8  CONSIDERATION
               -------------

               The total amount payable by the Option Holders to MGM Grand Diamond for the sale and purchase of the Call Option Shares shall be the Call Option Consideration, if it is a positive amount. Each Option Holder shall be jointly and severally liable for the Call Option Consideration, which shall be payable on the date of the Call Option Completion.

          3.9  VENUE AND COMPLETION DATE
               -------------------------

               Completion of the sale and purchase of the Call Option Shares shall take place between the hours of 9.00am and 3.00pm Las Vegas time on the 5th Business Day after the latter of the satisfaction of the conditions precedent referred to in Clause 3.6 and determination of the Call Option Consideration or on such other date as the parties may agree in writing at the office of MGM Grand Diamond or at such other place as MGM Grand Diamond and the Option Holders may agree.

          3.10 ACQUISITION FINANCING
               ---------------------

               (a) On or before Call Option Completion MGM Grand Diamond shall procure:-

                    (i) that the Acquisition Financing is repaid in full from the proceeds of an equity subscription made by MGM Grand Diamond, or any wholly owned Subsidiary of MGM Grand Diamond, to MGM Grand Australia as contemplated by Clause 4.1 and that any and all Encumbrances provided by any member of the MGM Grand Australia Group in relation to the Acquisition Financing is unconditionally released; or

                    (ii) the rights and obligations (including contingent obligations) of MGM Grand Australia pursuant to or arising from the Acquisition Financing are assigned or novated in full, without recourse to any member of the MGM Grand Australia Group and any and all Encumbrances provided by any member of the MGM Grand Australia Group in-relation to the Acquisition

                          Financing is unconditionally released. However, if MGM Grand Diamond is unable, after using its best endeavours, to procure the assignment or novation of the Acquisition Finance, without recourse, and the unconditional release of all of the Encumbrances to the extent they relate to or secure any of the Acquisition Finance then MGMG covenants for the benefit of the Option Holders and separately for the benefit of the MGM Grand Australia Group to indemnify and hold harmless the MGM Grand Australia Group from and against all such claims, damages, liabilities and costs arising therefrom. For the avoidance of doubt this indemnity shall apply notwithstanding that MGM Grand Diamond contrary to its obligations under this Clause has not used its best endeavours to procure the necessary event to occur.

               (b) Without limitation to the obligations of MGM Grand Diamond pursuant to Clause 3.10(a), as and from Call Option Exercise Date, MGMG and MGM Grand Diamond shall indemnify and keep indemnified, the Option Holders notwithstanding Call Option Completion, for any loss, damage, cost or expenses incurred or suffered by any of them as a direct or indirect result of the obligations of MGM Grand Diamond pursuant to Clause 3.10(a) not being satisfied in full to the reasonable satisfaction of the Nominated Option Holder at or before Call Option Completion. Without limiting the generality of the aforegoing it is expressly agreed that the loss of the Option Holders will include:-

                    (i) 22.5% of the amount (after all related tax benefits to the MGM Grand Australia Group, properly claimed in respect of and arising from the Acquisition Finance) by which the assets of the MGM Grand Australia Group have been reduced by payments made (whether before or after Call Option Completion) pursuant to the Acquisition Financing or any Encumbrance granted by any member of the MGM Grand Australia Group in connection with the Acquisition Financing, which payments have not been taken into account in the calculation of the Call Option Consideration or which have not been reimbursed to the MGM Grand Australia Group PROVIDED HOWEVER to the extent such payment is made to the Option Holders, MGM Grand Diamond shall be released from its obligation pursuant to Clause 3.10(a) for that part of the Acquisition Finance to which the payment relates; and

                    (ii) 22.5% of the additional borrowing costs, if any, in relation to other Debt Financing Facilities due to the gearing of the MGM Grand Australia Group or the unavailability of collateral in either case as a consequence of the Acquisition Finance has been taken into account in calculation of the Call Option Consideration.

          3.11 COMPLETION
               ----------

               At Completion:-

               (a) MGM Grand Diamond shall deliver to (or make available to the satisfaction of) each of the Option Holders:

                    (i) definitive certificates for the relevant MGMGA Shares together with transfers thereof duly executed by the registered holders thereof, (or if such certificate has been lost or destroyed the necessary declaration has been made as required by the Articles of Association of MGM Grand Australia or the Corporations Law for the issue of replacement certificates), in favour of the Option Holders, in the Agreed Proportions;

                    (ii) such consents or documents (if any) as may be required to give evidence of title to the MGMGA Shares and to sell, transfer or vest such title in the Option Holders free from Encumbrance and to ensure that the change of shareholders of MGM Grand Australia will not cause MGM Grand Australia or any of its Subsidiaries to be in breach of any material contract or licence entered into by MGM Grand Australia or any of its Subsidiaries (other than the Casino Licence); and

                    (iii) duly executed proxy forms in the form set out in the
                          Articles of Association of MGM Grand Australia, appointing each Option Holder, in respect of its Agreed Proportion of the Call Option Shares, as proxy to exercise the right to vote attached to those Call Option Shares in respect of all general meetings of MGM Grand Australia, after Call Option Completion pending registration of the transfer referred to in
                          (i) above; and

               (b) Subject to MGM Grand Diamond complying with its obligations above and the Option Holders being satisfied that there is no breach by MGM Grand Diamond of a representation or warranty referred to in Clause 4 or 5, each of the Option Holders shall pay their Agreed Proportion of the Call Option Consideration assuming it is a positive amount, to MGM Grand Diamond, as specified in writing by MGM Grand Diamond, by bank cheque, cashiers cheque or by direct debit or telegraphic transfer to a bank account nominated in writing by MGM Grand Diamond. If the Call Option Consideration is a negative amount then on Completion MGM Grand Diamond shall pay to the Option Holders the Rebate in the Agreed Proportions, as specified in writing by the Nominated Option Holder by bank cheque, cashier's cheque or by direct debit or telegraphic transfer to a bank account nominated in writing by the Nominated Option Holder.

          3.12 STAMPING AND REGISTRATION OF TRANSFERS
               --------------------------------------

               (a) MGM Grand Diamond shall (so far as it is able) procure that upon presentation to MGM Grand Australia of the stamped transfers and relative share certificates for the transfer of the Call Option Shares to the Option Holders, such transfers shall be approved and the Option Holders shall be registered as the holders of their respective entitlement to the Call Option Shares.

               (b) The Option Holders shall pay all stamp duty payable in relation to the purchase of the Call Option Shares by them pursuant to the exercise of the Call Option including any fine or penalty for late payment.

     4.   EXCLUSIVE OPTION
          ----------------

          4.1 The Call Option is an exclusive Option. Subject to Clause 4.2 but without prejudice to any other provision contained in this Deed, including Clause 5 unless MGM Grand Diamond or MGM Grand Australia (as the case may be) provides full particulars to the Nominated Option Holder and obtains the prior consent in writing of the Nominated Option Holder, MGMG, MGM Grand Diamond and MGM Grand Australia shall not, and MGM Grand Diamond shall procure that MGM Grand Australia shall not) do any of the following from the date hereof until the later of the expiry of the Call Option Period and Call Option Completion, (if later):-

               (a) permit any other person to acquire any Call Option Shares or options over or rights convertible into Call Option Shares, (other than to a member of the MGM Group provided such member has signed a deed of adherence pursuant to Clause 16.3(c) expressly recongnising, amongst other things, the Call Option rights conferred on the Option Holders pursuant to Clauses 3.1 to 3.12 inclusive);

               (b) permit the allotment of any Equity Securities of MGM Grand Australia (other than an allotment of MGMGA Shares to MGM Grand Diamond or to any member of the MGM Group pursuant to Clause 6.2(b)(iii) or, subject to Clause 4.1(f), to a third party provided such member (other than MGM Grand Diamond) or third party, as applicable, has first signed a deed of adherence pursuant to Clause 16.3(c);

               (c) grant any other person an option to acquire Equity Securities or issue any right that is convertible into Equity Securities in MGM Grand Australia (other than to a member of the MGM Group or, subject to Clause 4.1(f), to a third party) provided such member (other than MGM Grand Diamond) or third party, as applicable, has signed a deed of adherence pursuant to Clause 16.3(c));

               (d) vary the rights attaching to any Equity Securities, create any new classes of Equity Securities, repurchase any Equity Securities, or in any other manner vary or alter the share capital of MGM Grand Australia;

               (e)  (i)  except in relation to the proposed financing with Bank of American (which financing includes the Acquisition Finance), in the case of MGM Grand Diamond sell, transfer, assign, create or permit the creation of any Encumbrance over, declare itself trustee of or part with possession of, any Call Option Shares or otherwise create any interest therein except as expressly permitted by this Deed; and

                    (ii) in the case of MGM Grand Australia, register any
                         transfer or recognise or give effect to any matter referred to in Clause 4.1(e)(i);

               (f)  permit any act that would cause

                    (i) MGM Grand Diamond or MGM Grand Australia to cease to be a Subsidiary of MGMG; or

                    (ii) a Subsidiary of MGM Grand Australia, whether such
                         Subsidiaries exists at or after the date of this Deed, to cease to be a Subsidiary of MGM Grand Australia;

                    provided that nothing herein shall preclude the liquidation and/or reorganisation of a Subsidiary as long as MGM Grand Australia retains the direct or indirect beneficial ownership or control of all of the material assets and business thereof;

               (g) permit any act to occur which would result in the MGM Grand Australia Group not being entitled to at least Eighty five per cent (85%) of the beneficial interest in the Territory Property Trust and the underlying property currently held by the Territory Property Trust; or

               (h) change the auditor of MGM Grand Australia if the new auditor is not one of the 6 largest internationally recognised accounting firms.

          4.2 In the event that MGM Grand Diamond proposes to enter into a transaction prior to Call Option Completion, which if entered into after Call Option Completion, would bring into operation
               Part 10 or Part 11 of Schedule 4, MGM Grand Diamond and the Option Holders shall have the rights provided for in such Parts notwithstanding that Call Option Completion has not occurred. Additionally, to the extent the exercise of such rights would require a payment by MGM Grand Diamond or a third party to the Option Holders in connection with the acquisition of the Option Holders' rights to acquire the Call Option Shares, such payment shall be determined as if the Call Option Shares were outstanding but there shall be deducted from the consideration payable to the Option Holders an amount equal to its relevant proportion of the Call Option Consideration, which such amount shall be retained by MGM Grand Diamond or paid to MGM Grand Diamond by such third party, as the case may be. However, if the Call Option Consideration is a negative amount then MGM Grand Diamond shall pay to the Option Holders their relevant proportion of the Rebate.

     5.   REPRESENTATIONS AND WARRANTIES
          ------------------------------

          5.1  WARRANTIES BY ALL PARTIES
               -------------------------

               Each party hereby represents and warrants to the other that it has power to enter into and perform its obligations under this Deed and it has taken all necessary action to authorise, and has obtained all necessary authorisations, approvals and consents in connection with, the execution and performance of this Deed.

          5.2  WARRANTIES BY MGM GRAND DIAMOND
               -------------------------------

               MGM Grand Diamond represents and warrants to the Option Holders at Casino Sale Completion, at the Call Option Exercise Date and Completion that:-

               (a) Subject to Clause 4.1, MGM Grand Diamond will be the beneficial owner and in possession of the Call Option Shares (including all evidence of title) and the Call Option Shares are not the subject of any Encumbrance;

               (b) the copy of the Memorandum and Articles of Association of MGM Grand Australia exhibited to this Deed is a full and true copy of the current Memorandum and Articles of Association of MGM Grand Australia, and that there will be no amendment to the Memorandum and Articles of Association of MGM Grand Australia (except as may be required to comply with applicable law), which was not the subject of the prior written consent of the Option Holders if any such amendment would adversely affect the rights of the Option Holders pursuant to this Deed;

               (c) the only issued Equity Securities of MGM Grand Australia are MGMGA Shares;

               (d) the Call Option Shares are fully paid and carry no rights and are subject to no terms of issue other than as set out in the Articles of Association of MGM Grand Australia;


               (e) MGM Grand Diamond is entitled and competent to sell and transfer the Call Option Shares subject to the Articles of Association of MGM Grand Australia;

               (f) any dividends, bonuses or other distributions declared made or paid in relation to any of the Call Option Shares after the exercise of the Call Option will be for the sole benefit of the Option Holders and, if paid to MGM Grand Diamond, will be forthwith paid to the Option Holders in their Agreed Proportion by MGM Grand Diamond, by bank cheque;

          (g) MGM Grand Diamond is not engaged in any proceedings, litigation, arbitration or prosecution (whether as plaintiff or defendant or otherwise) concerning or affecting the Call Option Shares and that no legal or other proceedings are threatened or envisaged by or against MGM Grand Diamond concerning the Call Option Shares and that to the best knowledge, information and belief of MGM Grand Diamond there are no circumstances likely to lead thereto;

          (h) to the best knowledge, information and belief of MGM Grand Diamond and MGM Grand Australia, other than routine matters for which no material and adverse result is anticipated, no governmental or official investigation or enquiry concerning the MGMGA Shares or the ownership of any such shares by MGM Grand Diamond is in progress or pending and there are no circumstances which are likely to give rise to any proceedings, investigation or enquiry;

          (i) no Insolvency Event has occurred or been threatened or is envisaged by or against MGM Grand Diamond; and

          (j) any Related Party Transactions determined in Clause 6.6 and in existence at the date of this Deed satisfy the requirements of Clause 6.6.

     5.3  WARRANTIES BY OPTION HOLDERS
          ----------------------------

          Subject to Clause 3.6(b), the Option Holders represent and warrant to MGM Grand Diamond at Call Option Exercise Date and Call Option Completion that no governmental approval, licence or consent is required to be obtained by any Option Holder in connection with the grant of the Call Option, the exercise of the Call Option or Completion, as applicable, except for such as have been obtained by the relevant Option Holder and which do not and will not subject the MGM Group or MGM Grand Australia Group to any new or additional governmental restriction or limitation.

     5.4  NO MERGER
          ---------

          The representation and warranties in this Clause 5 shall not merge on exercise of the Call Option or transfer of the Call Option Shares and shall enure for the benefit of the party in whose favor it is given.

6.   UNDERTAKINGS
     ------------

     6.1  DURATION
          --------

          During the period commencing on the date hereof and expiring at the end of the Call Option Period and, if the Call Option has been exercised, thereafter until either:-

          (a) a Listing of any Equity Securities of MGM Grand Australia has occurred; or

               (b) MGM Grand shall have acquired or the Option Holders have disposed of all of the Put Option Shares,

               the provisions of Clauses 6.2 - 6.8 inclusive shall apply. However, in the case of paragraph (a) the provisions of Clauses 6.2, 6.5, 6.6 and 6.7 shall cease to apply immediately prior to the official consent to such Listing being obtained from the relevant stock exchange and in the case of Clauses 6.3, 6.4 and
               6.8 shall cease to apply to the extent only that any of the provisions contained in Clauses 6.3, 6.4 or 6.8 are incompatible with such Listing or any applicable laws, rules or regulations applying to MGM Grand Australia as a consequence of such Listing. For the avoidance of doubt such provision shall not be incompatible by reason only of their inability to be included in the articles of association of MGM Grand Australia as and from Listing.

          6.2  FUNDING OF MGM GRAND AUSTRALIA
               ------------------------------

               (a)  (i)   Subject to Clause 6.2(a)(ii), MGM Grand Diamond shall
                          ensure that all members of MGM Grand Australia Group have sufficient funding to meet, as and when due.

                          (A) all gaming losses and other deficiencies in
                              working capital of the Casino; and

                          (B) capital required for the expansion, improvement or
                              refurbishment of the Casino.

                    (ii) Nothing in this Clause 6.2 shall limit or restrict in any way the ability of MGM Grand Australia or MGM Grand Australia Group to cease trading or enter into voluntary liquidation.

               (b) The funding to be provided to or procured by the MGM Grand Australia Group, shall be limited to:-

                    (i) (SHAREHOLDER LOANS) loans made by MGM Grand Diamond or an Associate of MGM Grand Diamond to MGM Grand Australia Group which are unsecured and subordinated to the claims of all other creditors of the MGM Grand Australia Group. MGM Grand Diamond or its Associate (as the case may be) shall be entitled to receive interest on such loans to the extent only that such interest reflects its actual external cost of the funds ("Actually External Cost") without regard to whether or not MGM Grand Diamond or its Associate actually borrows funds specifically for this purpose. Administrative costs within the MGM Grand Group and the application of any withholding taxes in Australia shall not be an Actual External Cost of MGM Grand Diamond for the purpose of this Clause. Prior to making any advance to MGM Grand Australia Group, MGM Grand Diamond and the Nominated Option Holder shall use good faith efforts to agree upon the Actual External Cost to MGM Grand Diamond of such funds, which in any event shall not be less than the aggregate of One per cent (1%) plus LIBOR for loans of comparable maturities. MGM Grand Diamond shall provide to the Nominated Option Holder sufficient information to enable it to verify by independent calculation the Actual External Cost. If MGM Grand Diamond and the Nominated Option Holder can not agree as to the Actual External Cost within 15 Business Days of the Nominated Option Holders first being notified of the proposed advance then the Actual External Cost shall be the cost certified by an independent expert appointed pursuant to Clause 9.1. Until such time as the independent expert has certified, the Actual External Cost. MGM Grand Diamond or its Associate may advance the funds to MGM Grand Australia Group at the interest rate MGM Grand Diamond believes reflects the Actual External Cost but subject to an adjustment being made up or down to principal and/or interest (at the election of the relevant member of MGM Grand Australia Group) in the event that the independent expert certifies a figure more than Fifty (50) basis points higher or lower than the rate then being imposed by MGM Grand Diamond;

                    (ii) (BANKS) by external third party lenders on the best terms then available, which terms shall reflect that MGMG and/or MGM Grand Diamond is prepared to provide a guarantee for any such advances made direct to a member of the MGM Grand Australia Group, where necessary;

                    (iii) (EQUITY) from equity subscriptions by MGM Grand
                          Diamond or any member of the MGM Group or any Related Body Corporate for MGMGA Shares, with the prior written consent of the Nominated Option Holder, which shall not be unreasonably withheld if such equity subscription shall not dilute or adversely affect the legal and commercial benefit of the Call Options.

          6.3  GAMING ACTIVITIES IN NORTHERN TERRITORY
               ---------------------------------------

               (a) MGMG (for its own part and on behalf of the MGM Group) and each of the Option Holders (for their own part and on behalf of the Option Holder Group) covenant with each other that during the period referred to in Clause 6.3(b), all gaming and related hotel activities conducted or controlled by any one or more of:-

                    (i)  the MGM Group on the one hand, and

                    (ii) the Option Holder Group on the other hand, as the case may be,

                    in the Northern Territory of Australia, shall be conducted solely through the MGM Grand Australia Group.

               (b) The undertakings contained in Clause 6.3(a) shall only apply until the earlier of:-

                    (i) the expiry of the Call Option Period, or if the Call Option has been exercised, until such time as the Option Holder disposes of its MGMGA Shares; and

                    (ii) no member of the MGM Grand Australia Group holds an
                         exclusive licence for table gambling in the Northern Division of the Northern Territory of Australia pursuant to the Gaming Control Act 1993 of the Northern Territory of Australia or any other statute regulating gaming in the Northern Territory of Australia.

          6.4  NOMINEE DIRECTORS
               -----------------

               (a)  (i)  Prior to Call Option Completion, the Option Holders
                         collectively shall be entitled to appoint and remove at least Twenty per cent (20%) in number of the directors ("Nominee Director's") comprising the board of directors of MGM Grand Australia or the board of directors or governing body of each and every Subsidiary of MGM Grand Australia ("Relevant Boards") and to remove and replace such appointee(s), and where that percentage will result in a fraction, rounded up to the next whole number. For the avoidance of doubt the Option Holders collectively shall be entitled to appoint at least one director on each board and to remove and replace such appointee. Where there is more than one Option Holder, from time to time, the right to appoint and remove directors shall be exercised by the Nominated Option Holder in writing.

               (b)  (i)  As and from Call Option Completion the Option Holders shall have the right, so long as any of them hold MGMGA Shares, to appoint and remove directors on each and every Relevant Board. The number of directors that may be appointed and removed shall be determined by reference to the aggregate percentage of MGMGA Shares held by the Option Holders in accordance with the formula contained in Clause 6.4(b)(ii). Where there is more than one Option Holder, from time to time, the right to appoint and remove directors shall be exercised in writing by the Nominated Option Holder.

                    (ii) Subject to Clause 6.4(b)(iii) the minimum number of
                         Nominee Directors that may be appointed and removed by the Option Holders, from time to time, shall be determined by applying the percentage in the right hand column shown opposite the relevant aggregate holding of the Option Holders in the left hand column, to the total number of directors of the Relevant Board.

                         AGGREGATE PERCENTAGE OF       MINIMUM PERCENTAGE OF
                         MGMGA SHARES HELD BY          DIRECTORS OF RELEVANT
                         OPTION HOLDERS                BOARD TO BE APPOINTED
                                                       OR REMOVED
                         20%-22.5%                     20%
                         less than 20%                 Nil


                         Where the calculation results in a fraction, then it shall be rounded up to the next whole number. For the avoidance of doubt the Option Holders shall be entitled to appoint and remove at least one director and remove such director so long as they collectively own at least Twenty per cent 20% of the issued MGMGA Shares.

                   (iii) If the Option Holders cease collectively to hold a
                         minimum of Twenty per cent (20%) of the issued MGMGA Shares other than by reason of transfer by any of the Option Holders of any of their MGMGA Shares then for the purposes of Clause 6.4(b)(ii) the aggregate percentage of MGMGA Shares held by the Option Holders shall be determined as if no MGMGA Shares were issued after Call Option Completion.

               (c) Any Nominee Director appointed by the Option Holders shall be deemed to be the nominee of the Option Holders. The appointment and removal of such director or directors (as the case may be) shall take effect immediately upon receipt of the relevant notices from the Nominated Option Holder (subject to a consent to act as director from the proposed Nominee Directors being attached to the notice). Any proposed new appointment shall be communicated by the Option Holders to MGM Grand Australia or the relevant body where possible, at least Fourteen (14) days in advance. Any such director shall not be appointed unless he or she demonstrates to the reasonable satisfaction of MGM Grand Australia that he or she satisfies all applicable requirements concerning governmental approvals, licences and good standing. If in the opinion of MGM Grand Australia the Nominee Director may cause or contribute to any Government or Minister including without limitation the Government or relevant Minister of the Northern Territory adversely varying, revoking, cancelling or not renewing the Casino Licence, then such Nominee Director shall be removed forthwith by the Option Holders.

               (d) A Nominee Director shall be entitled to appoint and remove an alternate from time to time. A Nominee Director shall also be entitled to the same level of remuneration payable to other non-executive directors and reimbursement, in full, for all travelling, hotel and associated expenses reasonably incurred by him in attending board meetings or in relation to the business of the relevant company, it being understood that in order to minimise the incurring of such expenses, it is anticipated that non-resident directors will, for the most part, participate in board meetings by telephone, closed circuit television or other electronic means of video or audio-visual communication.

               (e) All directors of a Relevant Board shall have one vote, unless they are also the alternate for another director. For the avoidance of doubt the Chairman of the Relevant Board shall not have a casting vote in addition to his deliberative vote.

               (f) It is expressly agreed and acknowledged that it may be in the best interests of all the relevant members of MGM Grand Australia Group for such director to take into account and act in such manner as he believes best protects the interests of the Option Holders pursuant to this Deed. However, nothing in this Clause shall in any way fetter the discretion of any director to act in any manner he deems fit, including in a manner which may not be in the best interests of the Option Holders, it being acknowledged that all directors, however selected, are subject to fiduciary obligations under applicable law.

               (g) In respect of each member of the MGM Grand Australia Group, to which he has been appointed, each Nominee Director shall be provided with adequate notice of all meetings of directors and be supplied with proper and full agendas and supporting papers. Notwithstanding anything contained in the constituent documents of each member of the MGM Grand Australia Group, no director's meeting shall be quorate unless:-

                    (i) at least one Nominee Director or his alternate attends,

                    (ii) all of the Nominee Directors waive their right to attend; or

                    (iii) having been given at least Five (5) Business Days
                          prior proper notice no Nominee Director is present but a majority of directors entitled to receive notice of such meeting are present.

               (h) Meetings may be in person or by contemporaneous link up by telephone closed circuit television or other electronic means of audio or audio visual communication, or any combination thereof. No business shall be discussed at a meeting of the Relevant Board, without the consent of the Nominee Directors unless it has been adequately included in the agenda that accompanied the notice of meeting.

               (i)  Subject to Clause 10 and Clause 15 of the Deed:

                    (i) each member of the MGM Grand Australia Group will prepare and provide management information and reports to its directors sufficient for the efficient operation of the relevant member of the MGM Grand Australia Group; and

                    (ii) Nominee Directors shall have the right to visit and inspect any of the property of the MGM Grand Australia Group, to inspect and take copies of all documents relating to the MGM Grand Australia Group, including without limiting the generality of the foregoing its books of account, and to discuss its affairs, finances and accounts with any of the officers of the MGM Grand Australia Group or its auditors, at all reasonable times and as often as such person may reasonably request.

               (j) Subject to Clause 10 and Clause 15 of the Deed each Nominee Director is entitled to communicate any information (and provide copies of such information) received by that director in relation to any member of MGM Grand Australia Group to an Option Holder. To the extent that the Nominee Director requires specific confirmation, consent, or ratification for any such disclosure from his fellow directors or in general meeting, then the parties shall do all things in their lawful power to assist in or procure such confirmation, consent or ratification.

          6.5  CONSULTANCY SERVICES OF MR OSBORNE
               ----------------------------------

               Mr James Osborne shall at the request of MGM Grand Diamond provide consultancy services to MGM Grand Australia periodically, but in aggregate for a period of no more than four weeks during each calendar year, until the earlier of the Call Option Exercise Date or the expiry of the Call Option Period. The consultancy services shall be provided at no remuneration (except for reimbursement for travelling, hotel and associated expenses). The manner and timetable pursuant to which such consulatancy services are to be rendered shall be determined having regard to Mr Osborne's other activities. Mr Osborne shall be a signatory to this Deed solely to confirm his adherence to this Clause 6.5.

          6.6  RELATED PARTY TRANSACTIONS
               --------------------------

               (a) Any contract, arrangement or transaction of whatsoever nature between any member of the MGM Group or between any Associate of the MGM Group and any member of MGM Grand Australia Group ("Related Party Transaction") shall be entered into on the basis:

                    (i) the relevant member or members of MGM Grand Australia Group pays consideration no higher than would be reasonable, prudent and appropriate for such member of MGM Grand Australia Group to pay to an independent party providing a comparable service or benefit; and

                    (ii) the relevant member or members of the MGM Grand Australia Group received consideration no lower than would be reasonable, prudent and appropriate for such member to receive from an independent party receiving a comparable service or benefit.

               (b) Any Related Party Transactions shall be approved by the Relevant Board of MGM Grand Australia Group on the basis that its terms are arms length, bona fide and reasonable, with all board members being entitled to participate in such determination. With respect to any Related Party Transaction pursuant to which MGM Grand Australia Group would incur a cost or grant a benefit to the MGM Group in excess of Two hundred thousand dollars ($200,000) in respect of any one transaction or if any independent series of transactions exceeds Five hundred thousand dollars ($500,000) in any twelve month period, if the Nominee Director disputes the bona fide's or reasonableness of such Related Party Transaction then the expert appointed under Clause 9.1 shall determine whether or not the Related Party Transaction satisfies the pre-conditions contained in this Clause 6.6.

          6.7  FINAL SHAREHOLDERS AGREEMENT
               ----------------------------

               (a) On or as soon as practicable after the Call Option Completion the Option Holders, MGM Grand Diamond and MGM Grand Australia shall execute a Final Shareholders' Agreement ("Final Shareholders' Agreement") embodying all of the provisions of this Deed which remain to be performed or are capable of application and the covenants and condition and ancillary provisions reasonable or desirable to give full effect to the provisions contained in Schedule 4. MGM Grand Diamond, MGM Grand Australia and the Option Holders shall procure that any Subsidiary of MGM Grand Australia, and any member of the MGM Group of whom any Equity Securities in MGM Grand Australia or any Subsidiary have been issued as permitted by this Deed, shall become a party to such Final Shareholders' Agreement to the extent that it is lawfully possible for such person to be a party to the Final Shareholders' Agreement. The parties shall act in good faith to conclude the Final Shareholders' Agreement within a reasonable period which shall not exceed 3 months from the date negotiations to prepare a Final Shareholders' Agreement begin.

               (b) As from the Call Option Completion and until the Final Shareholders Agreement is executed by all of the then existing parties to this Deed and such other members of the MGM Group as may be necessary, the provisions contained in
                    Schedule 4 are intended and shall be construed to act as covenants between all of the parties hereto to protect the minority interest of the Option Holders and shall apply notwithstanding anything to the contrary in the constituent documents of any member of the MGM Grand Australia Group.

          6.8  EXERCISE OF VOTING AND OTHER RIGHTS
               -----------------------------------

               (a) MGM Grand Diamond agrees to exercise its voting and other rights attaching to its MGMGA Shares or arising from its control of the

                    MGM Grand Australia Group to procure, so far as it lawfully can, that each member of MGM Grand Australia Group and its directors give effect to the terms and conditions of this Deed.

               (b) The Option Holders agree as and from Call Option Completion (assuming the Call Option has been exercised) to exercise their voting and other rights attaching to their MGMGA Shares to procure, so far as they lawfully can, that their Nominee Directors give effect to the terms and conditions of this Deed.

               (c) If in the option of the Option Holders and the MGM Grand Diamond, each acting reasonably, it is necessary or desirable to amend the articles of association of MGM Grand Australia or any Subsidiary in order to comply with applicable law or to give effect to the rights of the Option Holders pursuant to this Deed (including Schedule 4), then all parties shall exercise their voting and other right attaching to or arising for the MGMGA Shares to attempt to implement such changes.

     7.   PROPOSED LISTING OF MGM GRAND AUSTRALIA
          ---------------------------------------

          7.1  LISTING
               -------

               MGM Grand Diamond recognises and acknowledges that one of the preferred exit mechanisms for the Option Holders would be the Listing of all the ordinary share capital of MGM Grand Australia. If the Option Holder shall issue a notice to MGM Grand Diamond that they wish MGM Grand Australia to obtain such a Listing within twelve months from the date of the notice, then (subject to any restriction imposed by law on MGM Grand Diamond, MGM Grand Australia or the MGM Grand Australia Group member holding the Casino Licence); MGM Grand Diamond shall give due consideration to such request, including without limitation, to the extent it deems it desirable to do so appoint an independent consultant of appropriate experience to advise on the merits of obtaining a Listing.

          7.2  COMMITMENT OF SHAREHOLDERS
               --------------------------

               Nothing in Clause 7 shall oblige MGM Grand Diamond to sell any of the MGMGA Shares held by it or to require MGM Grand Australia to issue any new MGMGA Shares. However, if MGM Grand Diamond and the Option Holders (assuming the Call Option has been exercised) agree to seek to obtain a Listing, then the Option Holders agree to all of their MGMGA Shares being quoted on the relevant Stock Exchange and to offer by way of sale all or such portions of their shareholding in MGM Grand Australia as MGM Grand Diamond may request, provided that MGM Grand Australia and/or MGM Grand Diamond sell in such offering the aggregate of not less than Ten percent (10%) of the issued MGMGA Shares prior to any such offering.

          7.3  NO OBLIGATION TO LIST
               ---------------------

               (a) For the avoidance of doubt neither MGM Grand Diamond nor the Option Holders will be under any obligation to consent to a Listing, such consent to be given or withheld in their sole and absolute discretion, but the merits of such Listing shall be considered in good faith once the request has been made by the Option Holders upon MGM Grand Diamond pursuant to Clause 7.1.

               (b) Notwithstanding that a party has consented to a Listing such consent may be withdrawn anytime prior to Listing, subject to any third party contractual obligations, if any party so elects as a result of an adverse movement in the proposed issue price of a share on Listing or the imposition of unreasonable conditions.

     8.   PUT OPTION
          ----------

          8.1  CONDITION PRECEDENT
               -------------------

               If by the first anniversary of the Call Option Exercise Date:-

               (a) no Listing of the ordinary share capital of MGM Grand Australia has occurred or is not considered desirable by the Option Holders and MGM Grand Diamond; or

               (b) if the Listing has been obtained but the Listing is on a market which has insufficient liquidity based on bona fide estimates, to absorb a sale of all of the Call Option Shares then held by the Option Holders, within a period of six months after such Listing; then the following provisions of this Clause 8 will apply. Any dispute concerning the aforegoing shall be resolved in accordance with Clause 9.1.

          8.2  GRANT OF PUT OPTION
               -------------------

               MGM Grand Diamond hereby grants to the Option Holders, collectively an option to sell the Put Option Shares, for the Put Option Consideration, free from all Encumbrances (other than those that may be contained in this Deed).

          8.3  OPTION EXERCISABLE ONLY JOINTLY
               -------------------------------

               The Put Option shall only be capable of being exercised:

               (a)  during the Put Option Period, or

               (b) if an Event of Default (as defined in Clause 12) has occurred prior to the commencement of the Put Option Period, at any time after the occurrence of the Event of Default and so long as such Event of Default is continuing, but in no event after the expiration of the Put Option Period.

               To the extent that the Put Option is not so exercised it shall lapse and be incapable of further or subsequent exercise. The Put Options shall be capable of being exercised by the Option Holders only collectively in respect of the whole of the Put Option Shares and only during the Put Option Period.

          8.4  EXERCISE NOTICE
               ---------------

               The Put Option shall be exercised collectively by notice in writing by the Option Holders to MGM Grand Diamond.

          8.5  NO WITHDRAWAL OF NOTICE
               -----------------------

               An Option Holder shall not be entitled to withdraw a notice served pursuant to Clause 8.4, once it has been duly served.

          8.6  CONTRACT FOR SALE AND PURCHASE
               ------------------------------

               (a) Upon receipt by MGM Grand Diamond of a notice from the Option Holders, given in accordance with Clause 8.4, a contract for the sale and purchase of the Put Option Shares between MGM Grand Diamond or subject to Clause 8.6(b)(iii) its nominee ("MGM Nominee") as purchaser and the Option Holders as vendors shall be created as at the date of receipt of that notice. If MGM Grand Diamond nominates a person to be the MGM Nominee to acquire the Put Option Shares under this Clause 8.6 (details of the nominee are communicated to the Option Holders at least five Business Days before the Put Option Completion), MGM Grand Diamond shall be responsible as the primary obligor and not as surety for the payment of the Put Option Consideration.

               (b) It shall be a condition to Completion of the sale and purchase of the Put Option that

                    (i) the Treasurer of the Commonwealth of Australia consents, under the Foreign Acquisitions and Takeovers Act 1975, to the proposed acquisition by MGM Grand Diamond (or subject to Clause 8.6(b)(iii) MGM Nominee) of the Put Option Shares and the Treasurer is to be deemed to have so consented:

                          (A) if MGM Grand Diamond (or subject to Clause
                              8.6(b)(iii) MGM Nominee) receives written advice from the Treasurer on his behalf, without any term or condition which MGM Grand Diamond (or MGM Nominee) considers unacceptable, to the effect that the acquisition of the Put Option Shares is not objected to under the Foreign Acquisitions and Takeovers Act 1976; or

                          (B) if 10 days have elapsed from the day the Treasurer
                              ceased to be empowered to make any order under
                              Part II of the Foreign Acquisitions and Takeovers Act in relation to the proposed acquisition because of lapse of time, notice of the proposed acquisition of the Put Option Shares having been given to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975; and

                    (ii) the Option Holders and MGM Grand Diamond receiving not later than six months after the Put Option Exercise Date on an unconditional basis all relevant consents and approvals required, if any, from any governmental authority including the Government or relevant Minister of the Northern Territory of Australia in relation to any change of interest in MGM Grand Australia; and

                    (iii) where the conditions referred to in the preceding sub-
                          paragraphs (b)(i) and (b)(ii) have not been satisfied within 3 months of the Put Option Exercise Date but are likely to be satisfied within a period of 3 months if the purchaser of the Put Option Shares is MGM Grand Diamond and not MGM Nominee, then notwithstanding Clause 8.6(a), the purchaser of the Put Option Shares shall be MGM Grand Diamond and no other person.

               (c) MGM. MGM Grand Diamond (for itself and on behalf of any MGM Nominee) and the Option Holders shall use their best endeavours (other than by incurring substantial liabilities, substantial obligations (including any divestment or restrictions on business operations) or monetary obligations and other than by consenting to any substantial alteration to the terms of this Agreement) to satisfy any request for information or condition or conditions specified by or on behalf of the Treasurer of the Commonwealth of Australia under the Foreign Acquisitions and Takeovers Act 1975 as referred to in Clause 8.6(b). Each of the parties shall use all their best endeavours to obtain the fulfilment of the conditions in Clause 8.6(b) in an expeditious manner, and shall give the others prompt notice in writing upon it becoming aware whether or not any of the condition precedents referred to in Clause 8.6(b) has been satisfied.

          8.7  NO ENCUMBRANCES
               ---------------

               The Put Option Shares shall be sold by the Option Holders as beneficial owners free from all Encumbrances and adverse claims, together with all rights attaching thereto, as at the date of the Put Option Completion including all dividends declared or payable or distributions made or proposed on or after the Put Option Exercise Date.

          8.8  CONSIDERATION
               -------------

               The total consideration payable for the purchase of the Put Option Shares shall be the Put Option Consideration.

          8.9  VENUE AND COMPLETION DATE
               -------------------------

               Completion of the sale and purchase of the Put Option Shares shall take place between the hours of 9.00am and 3.00pm (Las Vegas, Nevada time) on the fifth (5th) Business Day after the latter of the satisfaction of the conditions precedent referred to in Clause 8.6 and determination of the Put Option Consideration in accordance with Schedule 3 or such other date as the relevant Option Holder and MGM Grand Diamond may agree in writing, at the office of MGM Grand Diamond or at such other place as MGM Grand Diamond and the Option Holder may agree.

          8.10 COMPLETION
               ----------

               On Completion:

               (a) the Option Holders shall deliver to (or make available to the satisfaction of) MGM Grand Diamond or MGM Nominee (as the case may be):

                    (i) definitive certificates for the relevant Put Option Shares (or if such certificate has been lost or destroyed the necessary declarations have been made as required by the Articles of Association of MGM Grand Australia or the Corporations Law for the issue of replacement certificates) together with transfers thereof duly executed by the registered holders thereof, in favour of MGM Grand Diamond or MGM Nominee (as the case may be);

                    (ii) such consents or documents (if any) as may be required to give evidence of title to the relevant Put Option Shares and to sell, transfer or vest such title in MGM Grand Diamond or MGM Nominee (as the case may be) free from Encumbrance; and

                    (iii) duly executed proxy forms in the form set out in the
                          Articles of Association of MGM Grand Australia appointing MGM Grand Diamond or MGM Nominee (as the case may be), as proxy to exercise the right to vote attached to the relevant Put Option Shares in respect of all general meetings of holders of Equity Securities of MGM Grand Australia after the date of Completion pending registration of the transfers referred to in sub-paragraph (i) above;

               (b) MGM Grand Diamond shall pay the Put Option Consideration to the Option Holders as specified in writing by the Nominated Option Holder by bank cheques, cashiers cheques, or by direct debits or telegraphic transfers to the bank accounts nominated in writing by the Nominated Option Holder; and

               (c) MGM Grand Diamond shall procure that any loan made by any of the Option Holders to any member of the MGM Grand Australia Group is repaid in full together with all interest accrued thereon to the date of Put Option Completion.

          8.11 WARRANTIES BY OPTION HOLDER
               --------------------------

               The Option Holder exercising the Put Option shall in respect of the Put Option Shares registered in its name ("Relevant Put Option Shares"), represent and warrant to MGM Grand Diamond or MGM Nominee that on the day of Put Option Completion:-

               (a) the Option Holder is the beneficial owner and in possession of the Relevant Put Option Shares (including all evidence of title) and such Relevant Put Option Shares will not at Put Option Completion be the subject of any Encumbrance;

               (b) the Option Holder is entitled and competent to sell and transfer the Relevant Put Option Shares subject to the Articles of Association of MGM Grand Australia;

               (c) any dividends, bonuses or other distributions declared made or paid in relation to any of the Relevant Put Option Shares held by the Option Holder after the exercise of the Put Option will be for the sole benefit of MGM Grand Diamond or MGM Nominee (as the case may be) and, if paid to the Option Holder, will be forthwith paid to MGM Grand Diamond or MGM Nominee (as the case may be) or by the Option Holder, by bank cheque;

               (d) the Option Holder is not engaged in any proceedings, litigation, arbitration or prosecution (whether as plaintiff or defendant or otherwise) concerning or affecting the Relevant Put Option Shares held by it and that no legal or other proceedings are threatened or envisaged by or against the Option Holder concerning the Relevant Put Option Shares and that to the best knowledge, information and belief of the Option Holder there are no circumstances likely to lead thereto; and

               (e) no Insolvency Event has occurred in relation to the Option Holder.

          8.12 PARTIAL COMPLETION
               ------------------

               (a) MGM Grand Diamond or MGM Nominee (as the case may be) shall not be obliged to complete the purchase of the Put Option Shares if an Option Holder is in breach of any of its obligations pursuant to Clause 8.10 or any representation or warranty given by it pursuant to Clause 8.11 unless and until such breach has been cured (if capable of remedy) within 30 days of MGM Grand Diamond or MGM Nominee giving notice to the defaulting party of such breach.

               (b) MGM Grand Diamond or MGM Nominee (as the case may be) may, at its option, pending the curing of the breach of obligation referred to in Clause 8.12(a), elect to proceed to Completion of the remainder of the

                    Put Option Shares held by the other Option Holders notwithstanding Clause 8.12(a).

               (c) Nothing contained in this Clause 8.12 shall limit or otherwise restrict the rights and remedies, including without limitation equitable remedies, which may be available to MGM Grand Diamond or MGM Nominee (as the case may be) by reason of the matters referred to in Clause 8.12(a).

     9.   DISPUTE RESOLUTION
          ------------------

          9.1  RESOLUTION BY AUDITOR
               ---------------------

               In the event that the Option Holders and MGM Grand Diamond are unable to agree in relation to the matter referred to in Clauses 3.6(d), 3.10, 6.2(b)(i), 6.6, 8.1 or Schedules 2 or 3, then the auditors for the time being of MGM Grand Australia shall as experts and not as arbitrators make a determination in relation to the subject matter in dispute, which in the absence of manifest error shall be final binding. Any of the parties may make a submission to the auditor in relation to the subject matter of his proposed determination and the auditor shall be given access to such information as he reasonably requires to make a proper and full determination. The costs of the auditor shall be borne as to one half by MGM Grand Diamond and, as to the other half by the Option Holders. For the avoidance of doubt, MGM Grand Diamond and the Option Holders intend that no such resolution by MGM Grand Australia's auditor shall prevent such auditor from continuing in the capacity of MGM Grand Australia's independent auditor and in the event, in the opinion of such auditor, it may not resolve such dispute and continue in such capacity it shall designate an auditor of comparable standing to resolve such dispute.

          9.2  GENERAL DISPUTE RESOLUTION
               --------------------------

               (a) Unless a party has complied with Sub-Clauses 9.2(a) to (f), that party may not commence court proceedings or arbitration relating to any dispute arising from this instrument except where that party seeks urgent interlocutory relief in which case that party need not comply with this Clause when seeking such relief. Where a party fails to comply with Sub-Clauses 9.2(a) to (d) inclusive, any other party in dispute with the party so failing to comply need not comply with this Clause before referring the dispute to arbitration or commencing court proceedings relating to that dispute or defending or otherwise participating in any such arbitration or court proceedings commenced by the party so failing to comply.

               (b) Any party claiming that a dispute has arisen under this instrument between any of the parties shall give written notice to the other party or parties in dispute designating its representatives in negotiations relating to the dispute and a person with authority to settle the dispute and each other party given written notice shall promptly give notice in writing to the parties in dispute designating as its representatives in negotiations relating to the dispute and a person with similar authority to settle disputes.

               (c) The designated persons shall, within ten days of the last designation required by Sub-Clause 9.2(b), following whatever investigations each deems appropriate, seek to resolve the dispute.

               (d) If the dispute is not resolved within the following ten days (or within such further period as the representatives may agree is appropriate) the parties in dispute shall within a further ten days (or within such further period as the representatives may agree is appropriate) seek to resolve the whole or part of the dispute through the means of mediation and shall agree on:

                    (i) the procedure and timetable for any exchange of documents and other information relating to the dispute;

                    (ii) procedural rules and a timetable for the conduct of the mediation;

                    (iii) a procedure for selection and compensation of any
                          neutral person who may be employed by the parties in dispute; and

                    (iv) whether the parties should seek the assistance of a dispute resolution organisation.

               (e) The parties acknowledge that the purposes of any exchange of information or documents or the making of any offer of settlement pursuant to this Clause 9.2 is to attempt to settle the dispute between the parties and without prejudice to their rights in any arbitration or court proceedings. No party may use any information or documents obtained through the dispute resolution process established by this Clause for any purpose other than in an attempt to settle a dispute between that party and other parties to this Deed.

               (f) After the expiration of the time established by or agreed under Sub-Clause 9.2(a) for agreement of the matters referred to in Sub-Clause 9.2(d)(i) to (iv) inclusive, any party which has complied with the provisions of Clause 9.2(a) to (d) inclusive may in writing terminate the dispute resolution process provided for in those Clauses and may then defer the dispute to arbitration or commence court proceedings relating to the dispute.

     10.  INFORMATION
          -----------

          10.1 REPORTING TO OPTION HOLDERS
               ---------------------------

               Subject to any express third party confidentiality restrictions or as required by applicable law, MGM Grand Diamond and MGM Grand Australia shall, during the period referred to in Clause 6.1 procure that the Option Holders are kept regularly informed regarding the business and affairs of MGM Grand Australia Group (including the Casino). Any such information, subject to Clause 15.1, shall be treated as strictly confidential unless MGM Grand Australia shall otherwise direct.

          10.2 ACCESS BY OPTION HOLDERS
               ------------------------

               Subject to any express third party confidentiality restrictions or as required by applicable law, MGM Grand Diamond shall, during the period referred to in Clause 6.l give the Option Holders such information relating to the MGM Grand Australia Group as any of the Option Holders may reasonably require and shall afford to an Option Holder such facilities in relation thereto as it may reasonably require. Subject to Clause 15.1 any such information shall be treated strictly confidential unless MGM Grand Diamond shall otherwise direct.

          10.3 DISCLOSURE BY NOMINEE DIRECTOR
               ------------------------------

               Subject to any express third party confidentiality restrictions or as required by applicable law, during the period referred to in Clause 6.1 a Nominee Director appointed by the Option Holders pursuant to Clause 6.4 may, and shall on the request of an Option Holder, provide such information to the Option Holder as he considers appropriate or as may be reasonably requested by an Option Holder from time to time. Subject to Clause 15.1 any such information shall be treated as strictly confidential unless MGM Grand Australia shall otherwise direct. To the extent that the Nominee Director requires specific confirmation, consent, or ratification for any such disclosure from his fellow directors or in general meeting, then the parties shall do all things in their lawful power to assist in or procure such confirmation, consent or ratification.

          10.4 INFORMATION PERIOD
               ------------------

               The provisions contained in Clauses 10.1 to 10.3 inclusive shall apply from the date of the Deed until the expiry of the Call Option Period, or if the Call Option is exercised until such time as the Option Holders have disposed all of the Equity Securities of MGM Grand Australia held by the Option Holders.

     11.  SHARE CERTIFICATE ENDORSEMENT
          -----------------------------

          Immediately following:

               Casino Sale Completion and until Listing, MGM Grand Australia and MGM Grand Diamond shall ensure that all certificates in respect of all Equity Securities of MGM Grand Australia issued before or after the date of this Deed are endorsed with the following notice:

                    "The securities comprised in this certificate are the
                    subject of, inter alia, a Deed dated [          ] 1995 and
                    made between [Ultrabridge Securities Limited, Cashew Nut Holdings Limited, the Trustees of the Osborne Family Trust, MGM Grand Diamond Inc., MGM Grand Australia Pty Ltd and MGM Grand Inc.]"

               MGM Grand Diamond shall thereafter procure that, so long as the Call Options shall remain exercisable by the Option Holders, any replacement certificates issued to it in respect of the Equity Securities shall be similarly endorsed.

          12.  DEFAULT
               -------

               12.1 EVENTS OF DEFAULT
                    -----------------

                    It shall be an event of default in relation to a party (an "Event of Default") if any party commits a material breach of this Deed and (if capable of remedy) fails to remedy the same (or establish plans to remedy the same in a manner satisfactory to the non-defaulting parties) within thirty
                    (30) days of notice to do so being given by any other party (and in which such other party expresses its intention to exercise its rights under this Clause).

               12.2 GENERAL INDEMNITY
                    -----------------

                    A party in respect of which an Event of Default occurs (a "Defaulting Party") shall on demand from any other party, indemnify such other party against any loss, cost, claim, damage or expense (including but not limited to legal fees) suffered or incurred:-

                    (a) as a result of any default by the Defaulting Party in the performance of any of the obligations expressed to be performed by it under this Deed or as the result of an occurrence of an Event of Default which has occurred in relation to such Defaulting Party; and/or

                    (b) in connection with the enforcement, preservation or protection of any rights against the Defaulting Party under this Deed.

          13.  TERM
               ----

               This Deed shall, remain in full force and effect until the earlier of:

               (i) the end of the Call Option Period if the Call Options is not exercised during such period;

               (ii) following Call Option Completion, until replaced by the Final Shareholders Agreements; or

               (iii) such time as the Option Holders dispose of all their MGMGA
                     Shares.

          14.  COSTS AND EXPENSES
               ------------------

               Each party shall bear its own costs and expenses in relation to the negotiation, preparation and execution of this Deed and any other documents referred to in this Deed or ancillary or incidental to it. The Option Holders agree to bear all stamp duty payable or assessable in connection with this Deed.

          15.  CONFIDENTIALITY AND ANNOUNCEMENTS
               ---------------------------------

               15.1 CONFIDENTIALITY
                    ---------------

                    Each party must keep:

                    (a) all information which it obtains concerning the business, affairs or assets of MGM Grand Australia Group; and

                    (b) the terms of this Deed or the Final Shareholders Agreement; and

                    (c) all information relating to this Deed or the Final Shareholders Agreement;

                    strictly confidential and must not, and must procure that their respective professional advisers, officers, employees, agents and auditors do not, without the prior written consent of the other parties, disclose any of the above information to any third party except:

                    (d) if required to make such disclosure by any court of competent jurisdiction or in order to enforce any rights under this Deed or the Final Shareholders Agreement in any proceedings;

                    (e)   pursuant to any court order;

                    (f) pursuant to any law or regulation having the force of law including without limitation laws, regulations of the government or relevant minister of the Northern Territory of the Commonwealth of Australia or any agency thereof;

                    (g) pursuant to the requirements of any recognised stock exchange or securities regulatory body, such as the United States Securities Exchange Commission;

                    (h) in circumstances where the information has come within the public domain otherwise than by reason of a breach by one of the parties of the provisions of this Clause;

                    (i) to a bona fide intending purchaser of any of the MGMGA Shares or to a bona fide intending director of a company in the MGM Grand Australia Group subject to that purchaser or intending director entering into a confidentiality undertaking in favour of all the parties in terms similar to this Clause;

                    (j)   to professional advisers, and

                    (k)   by a director to his appointor.

               15.2 ANNOUNCEMENTS
                    -------------

                    Subject to Clause 15.2 (d)-(h) inclusive no public announcement or communication relating to the negotiations of the parties or the subject matter or terms of this Deed or any other related agreement will be made or authorised by or on behalf of any party without the prior written consent of the other parties.

          16.  MISCELLANEOUS PROVISIONS
               ------------------------

               16.1 NO PARTNERSHIP
                    --------------

                    Nothing in this Deed or in any document referred to in it shall constitute any of the parties a partner of any other, nor shall the execution, completion and implementation of this Deed confer on any party any power to bind or impose any obligations to any third parties on any other party or to pledge the credit of any other party.

               16.2 ASSIGNMENT
                    ----------

                    None of the parties may assign any of their respective rights or obligations under this Deed nor any of the documents referred to in this Deed (including the Final Shareholders Agreement) in whole or in part except in the case of a Shareholder to a transferee of Equity Securities described in Part 9 of Schedule 4 to this Deed who has satisfied the conditions contained in that Part 9 "Permitted Transferee" and otherwise with the consent of the other parties. However, a Permitted Transferee's right to appoint Nominee Directors pursuant to Clause 6.4 or its counterpart in the Final Shareholders Agreement shall be restricted so as to require any candidate for a position of Nominee Director to be approved by the remaining Shareholders prior to such appointment (such approval not to be unreasonably withheld).

               16.3 DEED OF ADHERENCE
                    -----------------

                    (a) The Option Holders shall not appoint any other person as an Option Holder Nominee pursuant to Clause 3.2(b) unless and until such person has entered into a deed of adherence in relation to the terms of this Deed in a form satisfactory to MGM Grand Diamond.

                    (b) MGM Grand Diamond shall not nominate an MGM Nominee pursuant to Clause 8 unless and until such person has entered into a deed of adherence in relation to the terms of this Deed, in a form satisfactory to the Option Holders, if any, who have not exercised the Put Option.

                    (c) MGM Grand Diamond shall not transfer and MGM Grand Australia shall not enter into any transactions described and permitted by in Clause 4.1 (a), (b) or
                          (c) except upon compliance with the applicable requirement concerning entry into a deed of adherence in relation to the terms of this Deed, (including for the avoidance of doubt Schedule 4) in a form satisfactory to the Option Holders in the exercise of reasonable judgement.

               16.4 WAIVER
                    ------

                    No delay by or omission of any party in exercising any right, power, privilege or remedy under this Deed shall operate to impair such right, power, privilege or remedy or be construed as a waiver thereof. Any single or partial exercise of any such right, power, privilege or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power, privilege or remedy.
                    The rights and remedies provided in this Deed are cumulative and not exclusive of any rights and remedies provided by law.

               16.5 ENTIRE AGREEMENT
                    ----------------

                    This Deed and other documents referred to in this Deed contain the entire agreement between the parties with respect to the subject matter hereof.

               16.6 NOTICES
                    -------

                    (a) Any notice or other communication to be given by one party to another under, or in connection with, the matters contemplated by this Deed shall be addressed to the recipient and sent to the address or facsimile number, if any, of the recipient given in this Deed for that purpose and marked for the attention of the person so given or such other address, facsimile number and/or marked for such other attention as the recipient may from time to time specify by notice given in accordance with this Clause to the party giving the relevant notice or communication to it. In the case of each Option Holder, the relevant details as at the date of this Deed are set out in Schedule 1. In the case of MGM Grand Diamond, MGM Grand Inc, or MGM Grand Australia such details are:

                          Address:              3799 Las Vegas Boulevard South,
                                                Las Vegas, Nevada 89109, USA
                          Facsimile Number:     (702) 891 3334
                          For the attention of: K. Eugene Shutler Esq

                          with a copy to:

                          Address:              Christensen, White, Miller,
                                                Fink & Jacobs.
                                                2121 Avenue of the Stars,
                                                18th Floor, Los Angeles,
                                                California 90067, USA
                          Facsimile Number:     (310) 556 2920
                          For the Attention of: Gary N. Jacobs Esq

                    (b) Subject to (c) below, any notice or other communication to be given by any party to any other party under, or in connection with, the matters contemplated by this Deed shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid post (airmail if overseas) or telex or facsimile, and shall be deemed to have been received:-

                    (i)   in the case of delivery by hand, when delivered;

                    (ii) in the case of first class prepaid post, on the fifth Business Day following the day of posting; or

                    (iii) in the case of facsimile, on acknowledgement of the
                          addressee's facsimile receiving equipment.

               (c) Any notice or other communication not received on a Business Day or received after 5.00 pm local time on any Business Day in the place of receipt shall be deemed to be received on the next following Business Day. A notice shall not be invalid by reason only that a copy of such notice has not been served on any person nominated to receive copies of notices.

          16.7 COUNTERPARTS
               ------------

               This Deed may be executed in any number of counterparts and by the different parties on separate counterparts (which may be facsimile copies), each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.

          16.8 VARIATIONS
               ----------

               No variation to this Deed shall be effective unless made in writing and signed by or on behalf of the parties.

          16.9 JURISDICTION
               ------------

               (a) All the parties irrevocably agree that the courts of the Northern Territory of Australia are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed and that accordingly subject to Clause 16.9(c) any suit, action or proceeding (together in this Clause referred to as "Proceedings") arising out of or in connection with this Deed may be brought in such courts.

               (b) Each party irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in this Clause 16.9(a) and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgement in any Proceedings brought in the courts of the Northern Territory of Australia shall be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

               (c) Nothing contained in this Clause 16.9 shall limit the right of any party to take Proceedings against any other party in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdiction preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

               (d) Promptly after service of any process the party filing such process shall dispatch a copy thereof to the other parties by registered mail, postage prepaid, but failure of the other parties to receive such copy shall not invalidate the service of such process.

               (e) The Parties to this Deed shall at all times maintain agents for service of process in Australia. Such agents shall in the case of the Option Holders be:

                    Address:       Freehill Hollingdale & Page
                                   MLC Centre
                                   20 Martin Place
                                   Sydney NSW 2000
                                   Australia

                    Attn:          Bruce K. Cutler

                    Telephone:     (02) 225 5000

                    Fax:           (02) 322 4000

                    and in the case of MGM Grand Diamond, MGM Grand Australia or MGMG be:

                    Address: 3rd Floor, Diamond Beach Casino, Gilruth Avenue, Darwin City, Darwin, Northern Territory 0800, Australia

                    Telephone:     (61) 89-46 2666

                    Fax:           (61) 89-81 7553

                    Any writ, judgement or other notice of legal process shall be sufficiently served on a party if delivered to such agents at its address for the time being. Each party undertakes not to revoke the authority of the above agents and if for any reason any such agent no longer serves as agent of a party to receive service of process, that it shall promptly appoint another such agent and advise the other parties thereof.

         16.10 LAW
               ---

               This Deed shall be governed by, and construed in all respects in accordance with, the laws applicable in the Northern Territory of Australia.

          16.11 CONSENT OF OPTION HOLDERS
                -------------------------

                Where there is a reference in this Deed to the consent or agreement of the Option Holders such consent or agreement shall be deemed to have been given by all of the Option Holders if the Nominated Option Holder so agrees or consents.


          16.12 GUARANTEE BY MGM GRAND, INC.
                ----------------------------

                MGM Grand guarantees the due and punctual performance by MGM Grand Diamond or MGM Grand Australia of all of their respective obligations under this Deed and shall indemnify and keep indemnified any of the other parties for any loss, damage, cost or expenses which may be suffered or incurred by them as a result of the non-performance of the obligations of MGM Grand Diamond and MGM Grand Australia hereunder. Without limiting the generality of the aforegoing MGM Grand shall pay on demand any amounts due for payment by MGM Grand Diamond pursuant to this Deed if MGM Grand Diamond shall not have made such payment to the person entitled within Five (5)Business Days of the date such payment was due for payment.

          16.13 EFFECTIVE DATE
                --------------

                This Deed shall be deemed to be effective and delivered as at 30 June 1995 notwithstanding that it was signed after 30 June 1995 provided all parties hereto sign a counterpart of this Deed.

EXECUTED AS A DEED

SIGNED for and on behalf         )
of ULTRABRIDGE SECURITIES        )
LIMITED as a Deed with effect    )
from 30 June 1995 by:            )

/s/ P. Marchetti                             /s/ G. McIntosh /s/ C. Papadimitrou
---------------------------------            -----------------------------------
Signature of Witness                         Signature

P. Marchetti                                 G. McIntosh    C. Papadimitrou
---------------------------------            -----------------------------------
Name of Witness                              Name

                                             Director            Director
                                             -----------------------------------
                                             Capacity


SIGNED for and on behalf         )
of CASHEW NUT HOLDINGS           )
LIMITED as a Deed with effect    )
from 30 June 1995 by:            )


/s/                                          /s/ Andrew Duncan
------------------------------               ------------------------------
Signature of Witness                         Signature


                                             Andrew Duncan
------------------------------               ------------------------------
Name of Witness                              Name

                                             Director
                                             ------------------------------
                                             Capacity

SIGNED for and on behalf         )
of CORTRUST AKTIENGESELLSCHAFT   )
FUR TREUHANDSCHAFTEN AND DR      )
LAMBERT GRASERN AS TRUSTEE OF    )           [LOGO]
THE OSBORNE FAMILY TRUST as a    )
Deed with effect from 30 June    )
1995 by:                         )


/s/ Andrew Baker                             /s/ Andrew Baker
-----------------------------                -----------------------------
Signature of Witness                         Signature

/s/ Dr. Lambert Grasern                      /s/ Dr. Lambert Grasern
_____________________________                _____________________________
Signature of Witness                         Signature

                                             _____________________________
                                             Capacity

SIGNED for and on behalf               )
of MGM GRAND DIAMOND, INC.             )
as a Deed with effect from 30          )
June 1995 by:                          )


/s/ K. Eugene Shutler                            /s/ Alex Yemenidiian
---------------------------                      ------------------------------
SIGNATURE OF WITNESS                             SIGNATURE

K. Eugene Shutler                                Alex Yemenidiian
---------------------------                      ------------------------------
NAME OF WITNESS                                  NAME

                                                 Vice President
                                                 ------------------------------
                                                 CAPACITY


THE COMMON SEAL                        )
of MGM GRAND AUSTRALIA PTY LTD         )
was hereunto affixed by the authority  )
of its directors and in the presence of)
with effect from 30 June 1995:         )


/s/ Alex Yemenidiian                             /s/ K. Eugene Shutler
---------------------------                      ------------------------------
SIGNATURE                                        SIGNATURE

Alex Yemenidiian                                 K. Eugene Shutler
---------------------------                      ------------------------------
NAME                                             NAME

Director                                         Director
------------------------------                   ------------------------------
CAPACITY                                         CAPACITY


SIGNED for and on behalf               )
of MGM GRAND INC.                      )
as a Deed with effect from 30          )
June 1995 by:                          )


/s/ K. Eugene Shutler                            /s/ Alex Yemenidiian
---------------------------                      ------------------------------
SIGNATURE OF WITNESS                             SIGNATURE

K. Eugene Shutler                                Alex Yemenidiian
---------------------------                      ------------------------------
NAME OF WITNESS                                  NAME

                                                 President
                                                 ------------------------------
                                                 CAPACITY

SIGNED for and on behalf of   )
of JAMES OSBORNE              )
to reflect his adherence to   )
Clause 6.5 of this Deed       )
with effect form 30 June      )
1995 by:                      )


/s/ M. Kennedy                               /s/ James Osborne
------------------------                     -------------------------
Signature of Witness                         James Osborne


/s/ M. Kennedy
------------------------
Name of Witness

                                  SCHEDULE 1
                                  ----------

                               (OPTION HOLDERS)

NAME                                    ADDRESS AND                AGREED
----                                    -----------                ------
                                        FACSIMILE NUMBER          PROPORTION
                                        ----------------          ----------
1.  Ultrabridge Securities Limited      P O Box 309              1/3 (One third)
                                        Grand Cayman
                                        Cayman Islands
                                        British West Indies


2.  Cashew Nut Holdings Limited         Queens House             1/3 (One third)
                                        Don Road
                                        St. Helier
                                        Jersey SE4 0TH
                                        Channel Islands

3.  CorTrust Aktiengesellschaft fur     Pflugstrasse 10,         1/3 (One third)
    Treuhandschaften and Dr Lambert     Postfach 1136
    Grasern as trustees of the Osborne  FL-9490 VADUZ
    Family Trust                        Furstentum
                                        Liechtenstein

                                  SCHEDULE 2
                                  ----------

                          (CALL OPTION CONSIDERATION)
                          ---------------------------

1. The Call Option Consideration shall be an amount expressed in Australian Dollars equal to the amount calculated in accordance with the following formula:

                    C=0.225 x (SSC + SSC(P X I) - D -AFC)
                                         -----
                                           360
     where

     C is the aggregate Call Option Consideration payable on exercise of the Call Option;

     SSC is $83,000,000, subject to the "Adjustments" as such term is defined in the third sentence of Clause 3.1 of the Casino Sale Agreement to reflect operations, certain balance sheet items, dividends and distributions specified therein;

     I is the average of One per cent (1%) plus LIBOR as at the Casino Sale Completion and at the expiry of each 90 day period thereafter, expressed as a decimal and pro-rated for periods of less than 90 days;

     P is the number of days from the Casino Sale Completion until the Call Option Completion; and

     D is the aggregate amount of all distributions (whether in cash or in specie), dividends (whether final, interim or bonus) and return of capital to the shareholders of MGM Grand Australia made or agreed to be made or paid or otherwise declared during the period referred to in P above (except to the extent of distributions made after the Call Option Exercise Date, to which Clause 5.2(e) of the Option Deed is applicable).

     AFC  is:

          (a) the aggregate amount of all repayments or prepayments of principal under or pursuant to the Acquisition Financing;

          (b) the aggregate amount of all interest payments made by MGM Grand Australia under the Acquisition Financing;

          (c) any other costs, expenses or payments made by MGM Grand Australia or any Subsidiary of MGM Grand Australia in relation to the Acquisition Financing or any Encumbrance granted in connection with the Acquisition Financing; and

          (d) the aggregate outstanding balance of the Acquisition Financing to the extent it is not discharged or assumed pursuant to Clause 3.10(a):

          in respect of paragraphs (a)-(c) made on or before the Call Option Exercise Date, and in respect of paragraph (d) as at Call Option Exercise Date, and in each case after deducting the benefit to the MGM Grand Australia Group of any resulting Australian tax deduction, tax credit or other tax properly claimed or claimable in respect of such payment. However, if an amount that was claimable as at the date of Call Option Completion is later determined by MGM Grand Australia or the relevant tax authorities not to be properly claimable or to be disallowed then the Call Option Consideration shall be adjusted and the additional consideration shall be paid to the Option Holders within Five (5) Business Days of a determination referred to above.

2. Where the calculation of the Call Option Consideration results in a positive number then the Call Option Consideration required to be paid by each of the Option Holders shall be its Agreed Proportion of the positive number. However, where the calculation of the Call Option Consideration results in a negative amount then MGM Grand Diamond shall pay an aggregate amount equal to that negative amount ("Rebate") to the Option Holders in the Agreed Proportions and no monetary payment will be required to be made by the Option Holders to MGM Grand Diamond in respect of the exercise of the Call Option.

3. If there is a bona fide dispute as to the calculation of I or D then Completion of the Call Option shall nevertheless take place at the time and place provided in this instrument and the aggregate Call Option Consideration shall be Twenty two and one half per cent (22.5%) of SSC, which shall be adjusted upward or downward as the case may be by the payment or refund of monies within Five (5) Business Days of settlement of the dispute as to interpretation or I or D. Any dispute shall be referred to the expert appointed under Clause 9.1 to resolve.

                                  SCHEDULE 3
                                  ----------


                           (PUT OPTION CONSIDERATION)
                           --------------------------

          1. The Put Option Consideration shall be the consideration payable to the Option Holders on the exercise of its Put Option. For each MGMGA Share held by an Option Holder such person shall be entitled to be paid an amount determined in accordance with the following formula:-


                                        (D X I)
                               FMV + FMV(-----)
                                        ( 360 )
                           PPS=----------------
                                      NS


               where

               PPS is the price per MGMGA Share payable to an Option Holder on exercise of the Put Option.

               FMV is the "Fair Market Value" of MGM Grand Australia as at the Put Option Exercise Date determined in accordance with the following provisions of this Schedule 3;

               NS is the number of issued MGMGA Shares of MGM Grand Australia as at the Put Option Exercise Date;

               I is the average of One per cent (1%) plus LIBOR (as at the Put Option Exercise Date and at the expiry of each 90 day period thereafter, expressed as a decimal and pro rated for period of less than 90 days; and

               D is the number of days from the relevant Put Option Exercise Date to relevant Put Option Completion.

          2. Subject to paragraph 7, the Fair Market Value of MGM Grand Australia as at the Put Option Exercise Date shall be calculated by taking the numerical average of the valuations determined by two separate investment banks experienced in the valuation of companies in Australia, one to be appointed by the Option Holders and the other by MGM Grand Diamond ("Valuation Experts"). The Option Holders and MGM Grand Diamond any also agree in the place of one or more of the investment banks to use another suitable professional firm or organisation. In either case all costs of such valuations shall be for the account of the appointor.

          3. Each Valuation Expert shall be provided with copies of all submissions and letters of instruction (which documents should fairly represent the brief given to the Valuation Expert) given to the other Valuation Expert. Copies shall also be given to the Option Holder or MGM Grand Diamond if they do not already possess such documents. Additionally, each Valuation Expert may request such other reasonable information to assist it in making its determination and the parties shall procure as far as they are legally able that MGM Grand Australia Group provides the necessary information.

          4. The Valuation Experts shall each be instructed to provide a single amount as the Fair Market Value of MGM Grand Australia as a complete entity without regard to minority shareholdings, special rights conferred under the Articles of Association or otherwise and any premium for control. If contrary to its instructions the Valuation Expert does not express a single amount as a Fair Market Value but express a range of values, then for the purposes of determining the average of the valuations of each Valuation Expert referred to in paragraph 2 of this Schedule 3, the median of such range shall be used. The Option Holder and MGM Grand Diamond shall instruct their respective Valuation Experts within Ten (10) Business Days of the Put Option Exercise Date and instruct such Valuation Expert to provide a draft valuation report within Twenty (20) Business Days. A copy of the draft valuation report shall be served on the Option Holder and MGM Grand Diamond and each of those parties shall have the right, to be exercised within Ten (10) Business Days after receipt of the draft valuation report, to respond in writing only, to the Valuation Expert providing the draft valuation report with its comments and observations in relation to the draft valuation report. The Valuation Expert shall be further instructed to complete and finalise its draft valuation report no less than Fifteen (15) Business Days after it has served on the Option Holder and MGM Grand Diamond a copy of the draft valuation report.

          5. If contrary to Clause 3.10(a) MGM Grand Diamond has not satisfied its obligations thereunder as at Put Option Exercise Date then the Fair Market Valuation of MGM Grand Australia shall be made on the basis that such obligations under Clause 3.10(a) were deemed to be satisfied as at Call Exercise Date.

          6. Copies of the final valuation reports should be furnished to all parties and if there is a dispute as to average valuation this shall be resolved by the expert appointed pursuant to Clause 9.1.

          7. If the Fair Market Values determined by each of the Valuation Experts differ by more than 10% then the Option Holders and MGM Grand Diamond shall appoint a new Valuation Expert to finally and conclusively determine the Fiar Market Value. The new Valuation Expert will be given copies of the parties prior submissions and be instructed to determine the Fair Market Value in accordance with this Schedule. If the Option Holders and MGM Grand Diamond are unable to agree on the identity of the new Valuation Expert then such Valuation Expert shall be nominated by the expert appointed pursuant to Clause 9.1 of the Deed.

          8. The Option Holder and MGM Grand Diamond agree that any information received by them pursuant to the above provisions from one or other Valuation Expert shall be treated as confidential and used solely for the purpose of determining the Fair Market Value and shall not be given to any third party. The parties agree to co-operate with the reasonable requests of the Valuation Experts.

          9. Subject to paragraph 5 above, the parties may agree from time to time the basis on which the valuation of the Fair Market Value is to be determined by the Valuation

               Expert. However, in the absence of agreement, prior to referral to the Valuation Experts, each Valuation Expert shall make its own determination of the proper basis for valuation.

                                  SCHEDULE 4
                                  ----------

                            (SHAREHOLDER COVENANTS)

          PART 1 STATUS

          1.1 The terms, conditions and covenants contained in this Schedule 4 shall, as and from Call Option Completion, apply to each of the then existing parties to this Deed in accordance with Clause 6.7(b) of this Deed.

          1.2 To the extent of any conflict or inconsistency between any of the preceding terms of this Deed and the provisions of this Schedule 4, the provisions of the Deed shall prevail.

          1.3 In the event of the Listing of any Equity Securities of MGM Grand Australia, as contemplated in the Deed, the terms, conditions and covenants contained in this Schedule 4 shall thereupon lapse and be of no further force or effect.

          PART 2 INTERPRETATION

          2.1 Terms defined in Clause 1.1 of the Deed shall have the same meanings when used in this Schedule 4.

          2.2 In this Schedule 4, the following additional expressions have the following meanings:-

               "Accounting Firms" means any of Arthur Andersen & Co, Ernst & Young, Coopers & Lybrand, Deloitte Ross Tohmatsu, KPMG Peat Marwick, Price Waterhouse and any successor of them or such other accounting firm as the Shareholders shall unanimously approve;

               "Annual Accounts" means the accounts approved in accordance with Clause 4(b), audited in accordance with Clause 4(b)(ii) and approved by the Relevant Board;

               "Board" means the Board of Directors of a company;

               "Financial Year" means a period beginning on 1 January of one year and ending on 31 December in such year; and

               "Third Party" means a person other than a Shareholder or an Associate of a Shareholder.

          2.3 Reference in this Schedule 4 to Clauses are references to Clauses of this Schedule 4 unless otherwise stated.

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

          PART 3 SCOPE

          3.1 Notwithstanding the generality of the corporate objectives enumerated in the Memorandum and Articles of Association, the initial scope of MGM Grand Australia shall be the ownership, management and operation of the Casino and other gaming and related activities in the Northern Territory.

          PART 4 POSITIVE COVENANTS

          4.1  The parties shall use their  best endeavors to ensure that:-

               (a) each member of the MGM Grand Australia Group will prepare and provide management information and reports to its directors sufficient for the efficient operation of each member of the MGM Grand Australia Group;

               (b) each member of the MGM Grand Australia Group shall make available to the Shareholders all information concerning the business and operations of each member of the MGM Grand Australia Group including, but not limited to, the following reports which shall be furnished to the Shareholders:-

                    (i) as soon as practicable after the end of each calendar quarter and in any event within Forty five (45) days thereafter an unaudited profit and loss statement and a monthly cash flow statement (with projections for the following Six (6) months) of each member of the MGM Grand Australia Group as at the end of the last preceding calendar quarter and for the current Financial Year to date, prepared in accordance with previous financial statements, all in reasonable detail and so certified by the principal financial or accounting officer of each member of the MGM Grand Australia Group;

                   (ii) as soon as practicable after the end of each Financial Year an audited consolidated profit and loss account and audited consolidated balance sheet for the MGM Grand Australia Group prepared in accordance with previous financial statements, all in reasonable detail and so certified by the principal financial or accounting officer of each member of the MGM Grand Australia Group;

                  (iii) as soon as practicable after the end of each calendar quarter and in any event within 45 days thereafter, an unaudited balance sheet of each member of the MGM Grand Australia Group as at the end of that quarter prepared in accordance with previous financial statements all in reasonable detail and so certified by the principal financial or accounting officer of each member of the MGM Grand Australia Group; and

                   (iv) before the end of each Financial Year an annual budget for the next succeeding Financial Year on a monthly basis for each member of the MGM Grand Australia Group approved by the Relevant Board.

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

               (c) each member of the MGM Australian Group shall incorporate into its articles regulations to the effect:

                    (i) that meetings of the Board may be held by telephone or other contemporaneous link up referred to in Clause 6.4(h) of the Deed and that resolutions passed at such meetings shall be valid and effective; and

                    (ii) on the written request of a Nominee Director a board meeting shall be convened in accordance with the preceding paragraph within 10 Business Days of such request.

          PART 5 BOARD POLICY MATTERS

               Notwithstanding any other provision of this Schedule 4 or the Articles of Association of any member of the MGM Grand Australia Group, the following events, matters or things shall be considered and determined by a duly convened meeting of the Relevant Board and not by any individual director nor committee of directors of a member of the MGM Grand Australia Group:-

               (a) the sale, disposal or grant of an Encumbrance, by that member of or over any assets, or group of assets, having a value of more than One million dollars $1,000,000 (other than a bona fide arms length sale of trading stock in the ordinary course of business);

               (b) any loan or series of loans totalling to more than One million dollars $1,000,000 being made to or by that member or the repayment of any such loan to or by that member of the MGM Grand Australia Group other than on terms previously agreed by the Board;

               (c) any formation, acquisition or disposition of any subsidiary by that member;

               (d)  the adoption by that member of any budget;

               (e) the incurring by that member of any one item of capital expenditure or leasing expenditure of more than One million dollars $1,000,000 if provision for such expenditure is not made in the budget referred to in Clause 5(d) hereof or the incurring by that member of the MGM Grand Australia Group of a series of related items of capital expenditure or leasing expenditure, in an aggregate amount of more than Three million dollars ($3,000,000) if provision for such expenditure is not made in the budget referred to in Clause 5(d) hereof;

               (f) any merger with or takeover of any other business or entity by that member;

               (g)  any increase in the fees due to any director of the Board;

               (h) subject to Clause 6.6 of the Deed, any contract, arrangement or transaction of whatsoever nature having a value in excess of One hundred thousand dollars $1,000,000 between that member and any member of the MGM Group or any

                    Associate of the MGM Group or any Nominee Director or Associate of a Nominee Director;

               (i) subject to Clause 12, the declaration or payment of any dividend by MGM Grand Australia (whether in cash, shares, in specie or otherwise) and the level to which any dividend is to be franked;

               (j) the creation or increase of any bonus, profit sharing or share or stock option scheme by MGM Grand Australia;

               (k)  the approval of the Annual Accounts and;

               (l)  a change of auditor.

          PART 6 MEMBERS' POLICY MATTERS

               Notwithstanding any other provision of this Schedule 4 or the Articles of Association of MGM Grand Australia, the parties jointly and severally covenant with each other that without approval of the Nominated Option Holder, they shall not:-

               (a) except as may be required to comply with any mandatory provision of applicable law, permit any alteration to the Articles of Association, the Memorandum or the constituent documents of any member of MGM Grand Australia, which approval shall not be unreasonably withheld if the effect of such alteration does not, in the opinion of the Option Holders reasonably formed, adversely affect their rights under those documents or this Deed or arising from their MGMGA Shares;

               (b) except as may be required to comply with a mandatory provision of applicable law, permit any variation of the rights attaching to any Equity Securities in the capital of MGM Grand Australia;

               (c) fail to use commercially reasonably efforts to procure that MGM Grand Australia either directly or through a wholly owned Subsidiary continues to beneficially own at least Eighty five per cent (85%) of the Territory Property Trust or the underlying property held as at the date of the Deed and to operate directly or through a Subsidiary Undertaking the business conducted at the Casino;

               (d) permit the cancellation of any issued capital of any member of the MGM Grand Australia Group;

               (e) permit the sale or transfer by MGM Grand Australia of any Equity Securities in any Subsidiary which would result in that Subsidiary ceasing to be a Subsidiary and in the case of the Territory Property Trust ceasing to be beneficially owned by the MGM Grand Australia Group at a level of at least Eighty five per cent (85%);

               (f) permit a Subsidiary to cease to be a Subsidiary or in the case of the Territory Property Trust ceasing to be beneficially owned by the MGM Grand Australia Group at a level of at least Eighty five per cent (85%); and

               (g) permit the offer or allotment of any Equity Securities or rights or options convertible into Equity Securities in MGM Grand Australia, except if:-

                    (i) an offer is made pro rata to all Shareholders and on identical terms;

                    (ii) the Shareholders have a minimum of 60 days to accept for their proportion of the offer and to tender the subscription amount; and

                    (iii) the proceeds of the proposed offer or allotment are
                          not to be used to retire, repay or prepay, either in whole or in part, any indebtedness of MGM Grand Australia or any Subsidiary funded or required to be funded pursuant to Clause 6.2(a)(i) of the Deed.

               (h) permit the purchase by MGM Grand Australia of any of its share capital unless:-

                    (i) it is part of the Put Option and MGM Grand Australia is the MGM Nominee; or

                    (ii) an offer is made pro rata to all Shareholders and on identical terms.

          PART 7 ACCOUNTS

               Not later than four months after the end of each Financial Year, the Annual Accounts of each member of the MGM Grand Australia Group must be audited, by one of the Accounting Firms and approved by its Board.

          PART 8 TRANSFEREES BOUND

               Any permitted transfer or issue of any Equity Securities of MGM Grand Australia other than in relation to a Listing shall, subject to this Schedule 4, be conditional upon:-

               (a) compliance with the Articles of Association of MGM Grand Australia;

               (b) in the case of any transfer to a person who is not a party to the Deed, such transferee first entering into an agreement with the parties to the Deed pursuant to which such transferee agrees to be bound by the surviving provisions of the Deed (including this Schedule 4) provided that the transferee shall not have the benefit of Clauses
                    8.1 to 8.12 inclusive of the Deed and undertakes to perform, observe and enjoy all the transferring person's obligations and rights under the Deed (including without limitation this Schedule 4 and the obligation to act through the Nominated Option Holder) so far as the same remain to be performed and observed; and
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

               (c) in the case of any issue of Equity Securities the allottee of such Equity Securities first entering into a binding agreement with the parties to the Deed in a form acceptable to those persons and substantially similar to the surviving provisions of the Deed (including this Schedule 4).

          PART 9 RESTRICTIONS ON SALE OF MGMGA SHARES

          9.1 The Shareholders agree that, without the prior written consent of all of the Shareholders, they are not entitled to exercise their right to sell or transfer their Equity Securities in MGM Grand Australia, or any interest in them, except pursuant to the following Clauses 10 and 11 and additionally in the case of the Option Holders, except pursuant to Clause 8 of the Deed. For the avoidance of doubt the Option Holders may exercise their rights pursuant to Clause 8 of the Deed without having to comply with any of the provisions of this Schedule 4.

          PART 10 SALE WHERE WILLING PURCHASER IDENTIFIED

          10.1 Any Shareholder ("Offeror Member") who desires to sell all (but not some only) of its Equity Securities (the "Vendor Shares") to a person who is not a Shareholder shall:-

               (a) first obtain from a party desiring to acquire the Vendor Shares (the "Proposed Purchaser") bona fide firm written offers containing all the terms and conditions on and subject to which such offers are made and each valid for a period of at least 60 Business Days after the date of receipt of the notice given under paragraph (b) of which:-

                    (i) the first shall be an offer to purchase the Vendor Shares (the "Partial Offer"); and

                    (ii) the second shall be an offer directed to the Offeror
                         Member and to all other Shareholders to purchase all the Equity Securities held by the Offeror Member and the other Shareholders (the "Full OFfer") on the same terms as are contained in the Partial Offer and at least the same price per share but capable of acceptance with respect to each class of Equity Security and each Equity Security within that class;

               (b) promptly submit to the other Shareholders full details of the Partial Offer, the Full Offer and the Identity of the Proposed Purchaser and written notice of the Offeror Member's desire to sell; and

               (c) for the avoidance of doubt, the sale of less than all of the Shareholder's Equity Securities without the consent of all of the Shareholders shall not be permitted.

          10.2 The other Shareholders shall each have the option, exercisable by written notice to the Offeror Member and MGM Grand Australia within Ten (10) Business Days after receipt of the offer documents referred to in Clause 10.1(b), either:-

               (a) to direct the Offeror Member in respect of the holding of Equity Securities of that other Shareholder to accept the Full Offer on behalf of the Shareholder ("Notice of Direction"): or

               (b) for those other Shareholders who do not give a Notice of Direction in accordance with paragraph (a) ("Remaining Shareholders"), to acquire pro rata to their existing holding of each class of Equity Securities the Equity Securities held by the Offeror Member and of all Remaining Shareholders ("Willing Vendors") who give a Notice of Direction in accordance with paragraph (a) (jointly the "Sale Shares") at a price and on terms and conditions set forth in the Full Offer.

               (c) For the avoidance of doubt, a shareholder is not obliged to exercise any of the options described in Clause 10.2(a) or
                    (b).

          10.3 (a) Subject to Clause 10.4, if the Remaining Shareholders exercise the options granted pursuant to Clause 10.2(b) within the period provided therein in respect of all of the Sale Shares, then the Offeror Member and the Willing Vendors shall (5) Five Business Days after satisfaction of last of the conditions precedent contained in Clause 10.3(c) ("Sale Shares Completion Date") transfer the relevant Sale Shares to the Remaining Shareholders. If the Offeror Member or any Willing Vendor defaults in transferring the relevant Sale Shares pursuant to Clause 10.2(b) the Offeror Member and the Willing Vendor shall be deemed to have irrevocably appointed each director or secretary and MGM Grand Australia, as its agent to execute a transfer of those shares to the purchaser of them. The directors of MGM Grand Australia may register a transfer of those Equity Securities notwithstanding that the share certificates relating to those Equity Securities may not have been delivered to MGM Grand Australia, may issue new share certificates to the relevant transferees, and the receipt by any such director or secretary of the net proceeds of transfer shall be a full and effective discharge in favour of the transferee.

               (b) Completion of the sale and purchase of the Sale Shares shall take place between the hours of 9.00 a.m. and 3.00 p.m. Darwin time on the Sale Shares Completion Date or on such other date, if any, that the parties to this Deed may agree, at the registered office of MGM Grand Australia.

               (c)  (i)   The transfer of the Sale Shares is subject to:-

                          (A) any requisite consent being granted or deemed to
                              have been granted pursuant to the terms of the Foreign Acquisitions and Takeovers Act 1975 of the Commonwealth of Australia; and

                          (B) the proposed transferees and MGM Grand Australia
                              receiving on an unconditional basis within Six (6) months of the receipt of the offer documents referred to in Clause 10.1(b) all necessary consents and approvals required, if any, from any governmental authority including the Government or relevant Minister of the Northern Territory of Australia (including with respect to the probity of the purchaser to the extent required) in relation to any change of interest in MGM Grand Australia.

               (ii) (ii) MGMG, MGM Grand Diamond. MGM Grand Australia and the
                         Shareholders shall use their best endeavours (other than incurring substantial liabilities, substantial obligations (including any divestment and restrictions on business operations) or monetary obligations and other than by consenting to any substantial alteration to the terms of this Schedule) to satisfy any request for information or condition or conditions specified by or on behalf of the Treasurer of the Commonwealth of Australia under the Foreign Acquisitions and Takeovers Act 1975 as referred to in Clause 10.3(c)(i). Each of the parties shall use their best endeavours to obtain the fulfilment of the conditions in Clause 10.3(c)(i) in an expeditious manner, and shall give the others prompt notice in writing upon it becoming aware whether or not any of the condition precedents referred to in Clause 10.3(c)(i) has been satisfied.

               (d)  On Completion:

                    (i) there shall be delivered or made available to the Remaining Shareholders, pro rata to the number of Sale Shares in relation to which they have exercised an option ("Relevant Proportion") free from Encumbrance, definitive certificates for the Sale Shares together with transfers thereof duly executed by the Offeror Member and Willing Vendors in favour of the Remaining Shareholders in the Relevant Proportions; and

                    (ii) the Remaining Shareholders shall pay to the Offeror
                         Member and Willing Vendors, in the Relevant
                         Proportions, the aggregate price for the Sale Shares set forth in the Full Offer, as directed in writing by the Offeror Member or Willing Vendors, as the case may be, by bank cheque or by direct credit or telegraphic transfer to a bank account nominated by the Offeror Member or Willing Vendors, as the case may be.

          10.4 If the option granted pursuant to Clause 10.2(b) is not exercised within the period provided therein in respect of all the Sale Shares, no exercise of any option under that Clause will be valid and the provisions of Clause 10.5 will apply.

          10.5 (a) If the Remaining Shareholders fail or neglect to exercise all of the options granted pursuant to Clause 10.2 within the period provided therein, the Offeror Member and the Willing Vendors may transfer all (but not some only) of the Sale Shares to the Proposed Purchaser at any time within three calendar months at the price per Sale Share contained in the Full Offer after the earlier of either:-

                    (i) the expiration of the period within which the option may be exercised pursuant to Clause 10.2(b); or

                    (ii) receipt of written notice from the Remaining Shareholders that they do not intend to exercise that option.

               (b) The conditions precedent referred to in Clause 10.3(c) shall apply equally to the Proposed Purchaser as to any other proposed transferee and the Offeror Member and Willing Vendors shall procure that the conditions precedent are satisfied before the expiry of the three calendar month period referred to in Clause 10.5(a). If the conditions precedent are not so satisfied within the said three calendar month period then no transfer of the Sale Shares to the Proposed Purchaser shall occur unless all of the other shareholders so consent.

          PART II TAKE-OVER OFFER BY THIRD PARTY

          11.1 Subject to Clause 11.4, if a "Third Party makes an offer to purchase all of the Equity Securities of MGM Grand Australia (a "Third Party Offer") to MGM Grand or to any Shareholder (who shall deliver such Third Party Offer to the Secretary of MGM Grand Australia), then the following conditions shall apply:-

               (a) the Secretary shall, by written notice, advise the Shareholders of the identity of the Third Party, the price and the other terms and conditions applicable to the Third Party Offer; and

               (b) the Secretary shall, within Ten (10) Business Days of the date of receipt of the Shareholder's notice, convene a meeting of Shareholders at which the Third Party Offer will be considered and put to the vote by the Shareholders.

          11.2 If Shareholders, in aggregate representing more than seventy-five per cent (75%) per cent of the then issued MGMGA Shares, are willing to accept the Third Party Offer ("the Offerors"), then the following provisions shall apply:-

               (a) the Offerors shall, with effect from the first Business Day after the Shareholders' meeting, be deemed to have granted an option to each of the Shareholders who are unwilling to accept the Third Party Offer ("the Offerees") exercisable within Ten (10) Business Days of the date of the meeting to purchase the Offerors' Equity Securities in MGM Grand Australia in the proportion which each Offeree's Equity securities in MGM Grand Australia bears to the total number of issued Equity Securities in MGM Grand Australia, inter se, at the same price per share and otherwise on the same terms and conditions as are set out in the Third Party Offer;

               (b) any Offeree willing to exercise its option must do so in writing and deliver such notice to the Offerors prior to the Ten (10) Business Days period referred to in paragraph (a); and

               (c) if the option is not exercised for the number of equities equal to the Offerors' Equity Securities in MGM Grand Australia, then, and in such event, no sale of the Offerors' Equity Securities in MGM Grand Australia shall take place to any accepting Offeree and the provisions of Clause 11.3 shall thereafter apply.

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

          11.3 Where no sale of the Offerors' Equity Securities in MGM Grand Australia takes place in terms of Clause 11.2, then the Offerors shall be entitled to accept the Third Party's Offer to purchase all of the issued Equity Securities of MGM Grand Australia on behalf of all Shareholders and in order to give effect to the acceptance of the Third Party Offer, the Offereees hereby nominate and irrevocably appoint the Offerors as their attorney and agents in order to sell the all of the Equity Securities of MGM Grand Australia (including the Offeree's Equity Securities) to the Third Party at the price and on terms and conditions which are no less favourable than those set out in the Third Party Offer. Without limiting the generality of the foregoing, the Offerees empower and authorise the Offerors to cause the necessary documentation to be prepared and to sign such documentation on behalf of the Offerees for the sale of all of the Equity Securities of MGM Grand Australia to the Third Party, to receive on their behalf their proportion of the net proceeds of sale and to ratify and confirm anything done by their aforesaid agents and attorneys pursuant to this Clause.

          11.4 No Shareholder shall accept any offer from a Third Party pursuant to Clause 11.1 unless it procures that the Third Party provides an unconditional, enforceable representation for the benefit of the Shareholders that such Third Party:

               (a) is not an Associate of any of the Shareholders at the date of the offer;

               (b) neither it nor any of its Associates shall be or have the option to become Associates of any of the Shareholders or any of their Associates during the Twelve (12) months following completion of the sale of the Equity Securities; and

               (c) neither before the date of the offer nor during the period referred to in Clause 11.4 (b) has or will the Third Party or any of its Associates enter into any agreement, arrangement or understanding with any Shareholder or any Associate of a Shareholder on terms which are not bona fide arms length terms and which confer a direct or indirect benefit on such Shareholder or its Associate attributable in whole or part to the relevant entity being a holder or former holder of Equity Securities of MGM Grand Australia.

          11.5 Any Shareholder described in Clauses 11.4(a) to (c) shall respectively indemnify and keep indemnified at all times after completion of the sale of the Equity Securities all other Shareholders for all loss, damages, and costs arising from the breach of the respective representations of the Third Party made or required to be made pursuant to Clause 11.4.

          PART 12 DIVIDENDS

               Subject to compliance with applicable law and third party contractual obligations to which the MGM Grand Australia Group may be subject, the Shareholders shall use their best endeavours to ensure that at least Fifty per cent 50% of the annual consolidated profits of MGM Grand Australia Group are distributed to the Shareholders by way of dividends. Without limiting the generality of the foregoing:-

               (a)  all and every preliminary matter required by law, this
                    Schedule 4 or the Articles of Association of any member of MGM Australia Group to be done by any Shareholder or any member of the MGM Grand Australia Group to procure the availability of such profits for declaration and distribution by MGM Grand Australia shall be done;

               (b) all dividends shall be paid as far as practicable as fully franked dividends;

               (c) all final dividends shall be declared no later than 5 months after the end of the relevant Financial Year and paid no later than 6 months after the end of that Financial Year; and

               (d) where a third party contractual obligation has restricted the amount of any dividends which maybe declared or paid in any year, to an amount less than 50% of the annual consolidated profits of MGM Grand Australia Group then as soon as practicable after such contractual obligation ceases to apply the Shareholders shall seek to ensure that MGM Grand Australia shall declare and pay such level of dividends as it is legally permitted to do to recoup such shortfall in an expeditious manner. For the purposes of this Clause the shortfall is the amount that would otherwise have been paid pursuant to this Clause if the contractual obligation had not existed. It is acknowledged that to recoup such dividends expeditiously the level of dividends may exceed 50% of annual consolidated profits of the MGM Grand Australia Group in any one accounting period until the average payment of dividends for the period from the date this Schedule becomes effective until the date such obligation ceases to apply is equal to or in excess of 50% of the cumulative annual consolidated profits of the MGM Grand Australia Group.

          PART 13 AGREEMENT TO PREVAIL

          13.1 The parties acknowledge that this Deed creates rights and obligations which are in addition to the rights and obligations created or to be created in the Articles of Association of MGM Grand Australia and the parties hereto hereby confirm that such rights and obligations are to be exercised and observed concurrently and not in substitution one for another. The parties agree that to the extent any conflict between any of those respective rights and obligations arises at any time, the rights and obligations created by this Deed (including this Schedule 4) shall be exercised or observed to the exclusion of any right or obligation created by the Articles of Association of any member of the MGM Grand Australia Group so far as it permitted by law and is necessary to resolve the conflict.

          13.2 Each Shareholder agrees that it will vote and act at all times as a member of MGM Grand Australia and will procure that to the extent permitted by law any director of MGM Grand Australia which it has appointed or who represents any of them will vote and act at all times as a director of MGM Grand Australia and in all respects shall use its best endeavours to take all such steps as may reasonably be within its powers so as to cause any Subsidiary to act in the manner contemplated by the provisions of this Deed (including this Schedule 4) and so as to implement to their full extent the provisions of this Deed (including this Schedule 4).

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

               13.3 The Shareholder shall procure that MGM Grand Australia agrees that it will vote and act at all times and will procure that to the extent permitted by law any director of a Subsidiary will vote and act at all times as a director of the Subsidiary and in all respects shall use their best endeavours to take all such steps as may reasonably be within their powers so as to cause any Subsidiary to act in the manner contemplated by the provisions of this Deed (including this Schedule 4) and so as to implement to their full extent the provisions of this Deed (including this Schedule 4).

               PART 14 TERM OF AGREEMENT

               14.1 A Shareholder will cease to be bound by the terms of this
                    Schedule 4 if it ceases to hold any Equity Securities and all Shareholders will cease to be bound by the terms of this
                    Schedule 4 if MGM Grand Australia is the subject of a Listing. If any person ceases to be bound by the terms of this Schedule 4 as aforesaid, the person's liabilities and obligations hereunder shall thenceforth be at an end of all purposes, excepting any rights that the Shareholder may have under the terms of this Schedule 4 prior to the person's rights and obligations being at an end.

                                      61